[***] = Certain confidential information contained in this document, marked by brackets, has been omitted and filed separately with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

ASSET PURCHASE AGREEMENT

By and between

Merck Sharp & Dohme BV

and

Forest Laboratories Holdings Limited

Dated as of November 29, 2013

TABLE OF CONTENTS

ARTICLE 1	DEFINITIONS

1.1	Certain Defined Terms

1.2	Construction

ARTICLE 2	SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1	Sale of Purchased Assets

2.2	Liabilities

2.3	Consideration

2.4	Closing

ARTICLE 3	REPRESENTATIONS AND WARRANTIES

3.1	Representations and Warranties of Seller

3.2	Representations and Warranties of Buyer

3.3	Exclusivity of Representations

ARTICLE 4	PRE-CLOSING COVENANTS

4.1	Access and Information

4.2	Ordinary Course of Business

4.3	Obligation to Consummate the Transaction

4.4	Competition Filings

4.5	Notices

4.6	No Negotiation

4.7	Paragraph IV Notices

4.8	Clinical Supply Agreement

4.9	Incentive Plan

ARTICLE 5	ADDITIONAL COVENANTS

5.1	Cooperation in Litigation and Investigations

5.2	Further Assurances

5.3	Publicity

5.4	Confidentiality

5.5	FDA Letters

5.6	Regulatory Responsibilities

5.7	Access to Regulatory Approvals and Documentation

5.8	Pharmacovigilance Obligations

5.9	Medical and Other Inquiries

5.10	Commercialization

5.11	Returned Products, Chargebacks, Rebates, Health Care Reform Fees and Coupons

5.12	Post-Closing Responsibility for Product

5.13	Certain Tax Matters

5.14	Accounts Receivable and Payable

5.15	Net Sales Reports; Audit Rights

5.16	Covenant Not to Sue

5.17	Exclusivity

5.18	Insurance

5.19	Exchange Act Filings

5.20	Assignment of Certain Intellectual Property

ARTICLE 6	CONDITIONS PRECEDENT

6.1	Conditions to Obligations of Buyer and Seller

6.2	Conditions to Obligations of Buyer

6.3	Conditions to Obligations of Seller

6.4	Frustration of Closing Conditions

ARTICLE 7	INDEMNIFICATION

7.1	Indemnification

7.2	Claim Procedure

7.3	Limitations on Indemnification

7.4	Tax Treatment of Indemnification Payments

7.5	Exclusive Remedy

7.6	Setoff Rights

ARTICLE 8	TERMINATION

8.1	Termination

8.2	Procedure and Effect of Termination

ARTICLE 9	MISCELLANEOUS

9.1	Governing Law, Jurisdiction, Venue and Service

9.2	Notices

9.3	No Benefit to Third Parties

9.4	Waiver and Non-Exclusion of Remedies

9.5	Expenses

9.6	Assignment

9.7	Amendment

9.8	Severability

9.9	Equitable Relief

9.10	Dispute Resolution

9.11	Use of Affiliates

9.12	English Language

9.13	Bulk Sales Statutes

9.14	Counterparts

9.15	Entire Agreement

EXHIBITS

Exhibit A	Form of License Agreement
Exhibit B	Form of Supply Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Seller FDA Letters
Exhibit E	Form of Parent Guaranty

SCHEDULES

Schedule 1.1.74 In-License Agreements
Schedule 1.1.79 Licensed Copyrights
Schedule 1.1.80 Licensed Domain Names
Schedule 1.1.82 Licensed Know-How
Schedule 1.1.83 Licensed Patents
Schedule 1.1.86 Licensed Trademarks
Schedule 1.1.90 Material Adverse Effect Exceptions
Schedule 1.1.103 Other Agreements
Schedule 1.1.109 Permitted Encumbrances
Schedule 1.1.112 Phase IV Commitments
Schedule 1.1.113 Phase IV 2013 Funded Amount Calculation
Schedule 1.1.137 Retained Phase IV Commitments
Schedule 1.1.145 Seller’s Knowledge
Schedule 1.1.157 Transferred Phase IV Commitments
Schedule 2.1.1(a)(i) Purchased Contracts
Schedule 2.1.1(a)(ii) Assigned Contract Rights and Interests
Schedule 2.1.1(b) Purchased Regulatory Approvals
Schedule 4.2 Ordinary Course of Business Exceptions

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (this “Agreement”) is made and executed as of November 29, 2013 (the “Execution Date”), by and between Merck Sharp & Dohme BV, a limited liability company (a Besloten Vennootschap) organized and existing under the Laws of the Netherlands (“Seller”), and Forest Laboratories Holdings Limited, an Irish corporation (“Buyer”).  Seller and Buyer are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Seller and certain of its Affiliates are engaged in business operations and activities involving or related to the sourcing, research, development, registration, transportation, use, promotion, marketing, distribution, sale and other commercialization of the Product in the Buyer Territory (collectively, the “Product Business”); and

WHEREAS, Seller wishes to sell and license to Buyer, and Buyer desires to purchase and license from Seller, certain assets and rights comprising or associated with the Product Business, upon the terms and conditions hereinafter set forth and set forth in the License Agreement; and

WHEREAS, at the Closing, Seller and Buyer intend to enter into the Ancillary Agreements.

NOW, THEREFORE, in consideration of the mutual benefits to be derived from this Agreement and of the representations, warranties, conditions, agreements and promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                        ARTICLE 1

                                              DEFINITIONS

1.1 Certain Defined Terms.  As used herein, the following terms shall have the following meanings:

1.1.1 “2.5 mg Clinical Trials” means the clinical trials for the 2.5 mg Dosage Strength conducted by or on behalf of Seller or any of its Affiliates prior to or as of the Execution Date or the Closing Date.

1.1.2 “2.5 mg Dosage Strength” means a pharmaceutical product containing the 2.5 mg dosage strength of asenapine in the formulation described in IND #70329 and IND #51641, as accepted by the FDA.

1.1.3 “AAA” has the meaning set forth in Section 9.10.1.

1.1.4 “Accountants” means an accounting firm of national reputation (excluding each of Seller’s and Buyer’s respective regular outside accounting firms) as may be mutually acceptable to Seller and Buyer; provided, however, if Seller and Buyer are unable to agree on such accounting firm within 10 days or any such mutually selected accounting firm is unwilling or unable to serve, then Seller shall deliver to Buyer a list of three other accounting firms of national reputation that have not performed services for Seller or Buyer in the preceding three-year period, and Buyer shall select one of such three accounting firms.

1.1.5 “Accounts Receivable” means all accounts receivable, notes receivable and other indebtedness due and owed by any Third Party to Seller or any of its Affiliates arising from sales of the Product by or on behalf of Seller or its Affiliates prior to the Closing Date.

1.1.6 “Act” means the United States Federal Food, Drug, and Cosmetic Act.

1.1.7 “Adverse Event” means, with respect to a Product, any undesirable, untoward or noxious event or experience associated with the use, or occurring during or following the administration, of such product in humans, occurring at any dose, whether expected and whether considered related to or caused by such Product, including such an event or experience as occurs in the course of the use of such Product in professional practice, in a clinical trial, from overdose, whether accidental or intentional, from abuse, from withdrawal or from a failure of expected pharmacological or biological therapeutic action of such Product, and including those events or experiences that are required to be reported to the FDA under 21 C.F.R. sections 312.32, 314.80 or 600.80, as applicable, or to foreign Governmental Authorities under corresponding applicable Law outside the United States.

1.1.8 “Affiliate” means, with respect to a Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such first Person.  For purposes of this definition, “control” and, with correlative meanings, the terms “controlled by” and “under common control with” means (a) the possession, directly or indirectly, of the power to direct the management or policies of a business entity, whether through the ownership of voting securities, by contract relating to voting rights or corporate governance, or otherwise or (b) the ownership, directly or indirectly, of more than 50% of the voting securities or other ownership interest of a business entity (or, with respect to a limited partnership or other similar entity, its general partner or controlling entity).

1.1.9 “Agreed Amount” has the meaning set forth in Section 7.2.1.

1.1.10 “Agreement” has the meaning set forth in the preamble hereto.

1.1.11 "Allocation" has the meaning set forth in Section 2.3.4.

1.1.12 “Ancillary Agreements” means the Supply Agreement, the Bill of Sale, the License Agreement, the Transition Services Agreement, the Quality Agreement, the Pharmacovigilance Agreement, the Clinical Supply Agreement and the Patent Assignment Agreement.

1.1.13 “ANDA” has the meaning set forth in Section 3.1.5(d).

1.1.14 “Apportioned Obligations” has the meaning set forth in Section 5.13.1(b).

1.1.15 “Assumed Liabilities” has the meaning set forth in Section 2.2.1.

1.1.16 “Authorization” means any consent, approval, order, license, permit and other similar authorization of or from any Governmental Authority, together with any renewals, extensions, or modifications thereof and additions thereto.

1.1.17 “Authorized or Owned Generic Product” means a Generic Product marketed, distributed and sold in the Buyer Territory by or on behalf of or under a license or sublicense from Buyer or any of its Affiliates.

1.1.18 “Bill of Sale” means one or more Bill of Sale and Assignment and Assumption Agreements, in a standard and customary form reasonably acceptable to the parties.

1.1.19 “Business Day” means any day other than Saturday, Sunday or a day on which banking institutions in New York, New York are permitted or obligated by Law to remain closed.

1.1.20 “Buyer” has the meaning set forth in the preamble hereto.

1.1.21 “Buyer Confidential Information” has the meaning set forth in Section 5.4.2.

1.1.22 “Buyer FDA Letters” shall mean a letter or letters, in a standard and customary form and reasonably acceptable to Seller, to the FDA from Buyer accepting the transfer of rights to the Purchased Regulatory Approvals from Seller.

1.1.23 “Buyer Indemnitees” has the meaning set forth in Section 7.1.1.

1.1.24 “Buyer Material Adverse Effect” means any event, fact, condition, occurrence, change or effect that prevents or materially impedes or materially delays the consummation by Buyer of the Transactions.

1.1.25 “Buyer Permitted Purpose” has the meaning set forth in Section 5.4.3.

            1.1.26 “Buyer Regulatory Approvals and Documentation” means any and all Regulatory Approvals and other Regulatory Documentation related to the Product, or any Other Product, in each case, that are Controlled by Buyer or any of its Affiliates, licensees, sublicensees or distributors effective as of and following the Closing, including the Purchased Regulatory Approvals and any other Regulatory Documentation included in the Purchased Assets.

1.1.27 “Buyer Territory” means the United States and its territories and possessions.

1.1.28 “Calendar Month” means each partial or whole successive period of one calendar month commencing on the Closing Date.

1.1.29 “Calendar Quarter” means each successive period of three Calendar Months commencing on January 1, April 1, July 1 and October 1, except that the first Calendar Quarter of this Agreement shall commence on the Closing Date and end on the day immediately prior to the first to occur of January 1, April 1, July 1 or October 1 after the Closing Date.

1.1.30 “Calendar Year” means each successive period of 12 Calendar Months commencing on January 1 and ending on December 31, except that the first Calendar Year of the this Agreement shall commence on the Closing Date and end on December 31 of the year in which the Closing Date occurs.

1.1.31 “cGCP” means the ethical, scientific, and quality standards required by FDA for designing, conducting, recording, and reporting human clinical trials, as set forth in FDA regulations in 21 C.F.R. Parts 50, 54, 56, and 312 and by the International Conference on Harmonization E6: Good Clinical Practices Consolidated Guideline, or as otherwise required by applicable Law.

1.1.32 “cGMP” means standards and methods required to be used in, and the facilities or controls to be used for, the Manufacture of a drug, as set forth in FDA regulations in 21 C.F.R. Parts 210 and 211.

1.1.33 “Claim Notice” has the meaning set forth in Section 7.2.2.

1.1.34   “Clinical Supply Agreement” means the Clinical Supply Agreement in form and substance satisfactory to Seller and Buyer to be entered into by Seller and Buyer (or their respective Affiliates) at the Closing and pursuant to which Seller (or its Affiliate) will supply Product to Buyer (or its Affiliate) for use in the Phase IV Commitments at a purchase price equal to [***].

1.1.35 “Closing” has the meaning set forth in Section 2.4.1.

1.1.36 “Closing Date” means the date on which the Closing occurs.

1.1.37 “Closing Inventory” means inventory of finished Product (together with any Product packaging materials thereon) labeled and held for sale in the Buyer Territory, owned as of the Closing by Seller or any of Seller’s Affiliates that has not been shipped to a wholesaler or distributor.

1.1.38 “Closing Payment” has the meaning set forth in Section 2.3.1.

1.1.39 “Code” means the Internal Revenue Code of 1986.

1.1.40 “Combination Product” means any prescription pharmaceutical product containing as active ingredients asenapine and one or more other pharmaceutically active ingredients to the extent that the Regulatory Approval for such product uses or is based on a reference to any of the Purchased Regulatory Approvals, the Regulatory Documentation included in the Purchased Assets, the Licensed Regulatory Documentation or the proprietary and confidential data in the Licensed Intellectual Property.

1.1.41 “Commercially Reasonable Efforts” means the carrying out of activities in a sustained and diligent manner and using efforts and resources that are comparable to the efforts and resources commonly used in the pharmaceutical industry by companies with resources similar to those of Buyer for products of similar market potential at a similar stage of product life.

1.1.42 “Confidential Information” has the meaning set forth in Section 5.4.1.

1.1.43 “Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 18, 2013, by and between Merck Sharp & Dohme Corp. and Buyer.

1.1.44 “Contract” means any written or oral, contract, agreement, lease, sublease, license, sublicense instrument, note, guaranty, deed, assignment, purchase order, or other legally binding commitment or arrangement.

1.1.45 “Control” means, with respect to any Licensed Intellectual Property, Regulatory Approval or Regulatory Documentation, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of the licenses and other grants set forth in the License Agreement), to assign or grant a license, sublicense or other right to or under such Licensed Intellectual Property, Regulatory Approval or Regulatory Documentation as provided for herein or in any of the Ancillary Agreements without violating the terms of any Contract with any Third Party.

1.1.46 “Controlling Party” has the meaning set forth in Section 7.2.2.

1.1.47 “Copyright” means copyrights and rights in copyrightable works, copyright registrations, or any application therefor and all extensions, restorations, reversions and renewals of any of the foregoing, in each case, in the Buyer Territory.

1.1.48 “Disclosing Party” has the meaning set forth in Section 5.4.1.

1.1.49 “Disclosure Schedules” means the disclosure schedules of Seller related to the representations and warranties of Seller set forth in Section 3.1.

1.1.50 “Dispute” means any dispute, controversy or claim (of any and every kind or type, whether based on contract, tort, statute, regulation, or otherwise) arising out of, relating to, or in connection with this Agreement or any Ancillary Agreement or the activities carried out hereunder or thereunder, including any dispute as to the construction, validity, interpretation, enforceability or breach hereof or thereof, but, in each case, excludes any Excluded Dispute.

1.1.51 “Domain Names” means any and all internet or global computing network addresses or locations, including all generic top-level domains (“gTLDs”) and country code top-level domains (“ccTLDs”).

1.1.52 “Encumbrance” means any mortgage, lien, hypothecation, charge, license, pledge, security interest, encumbrance, trust, equitable interest, claim, preference, imperfection of title, or right of possession.

1.1.53 “End Date” has the meaning set forth in Section 8.1.2.

1.1.54 “Environmental Laws” means all Laws related to the protection of the environment or human health and safety or the release, presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, monitoring, reuse, treatment, generation, discharge, transportation, processing, production, disposal, leaching, migration, emission or remediation of Hazardous Substances, including the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9901 et seq., the Resource Conservation and Recovery Act of 1976, 42 U.S.C. § 6901 et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Federal Water Pollution Control Act, 33 U.S.C. § 1251 et seq., the Toxic Substance Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, U.S.C. § 300f et seq., the Occupational Safety and Health Act, 42 U.S.C. § 1801 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. § 136 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 1801 et seq.

1.1.55 “Exchange Act” means the Securities Exchange Act of 1934.

            1.1.56 “Excluded Assets” means all assets, property, rights and interests of Seller and its Affiliates other than the Purchased Assets, including (a) all intellectual property and Intellectual Property Rights of Seller and its Affiliates, (b) all rights with respect to the Product in the Seller Territory, (c) all tangible personal property of Seller or any of its Affiliates (other than the Closing Inventory and other tangible Purchased Assets), (b) all Accounts Receivable, and (c) all Manufacturing-related assets of Seller or any of its Affiliates.

1.1.57 “Excluded Dispute” means a dispute, controversy or claim between Buyer and Seller or an Affiliate of either that concerns (a) the validity or infringement of any Patent Rights, Trademark (other than any dispute, controversy or claim relating to Seller’s rights or Buyer’s obligations under Article 6 of the License Agreement) or Copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory.

1.1.58 “Excluded Liabilities” means all Liabilities of Seller or any of its Affiliates other than the Assumed Liabilities.

1.1.59 “Execution Date” has the meaning set forth in the preamble hereto.

1.1.60 “Exploit” means to make, have made, import, export, use, have used, sell, offer for sale, have sold, research, develop (including seeking, obtaining and maintaining Regulatory Approval), commercialize, hold or keep (whether for disposal or otherwise), transport, distribute, promote, market, or otherwise dispose of, but excludes to Manufacture or have Manufactured.

1.1.61 “FDA” means the United States Food and Drug Administration and any successor agency thereto.

1.1.62 “Financial Information” has the meaning set forth in Section 3.1.14.

1.1.63 “Fundamental Reps” means the representations and warranties set forth in [***].

1.1.64 “GAAP” means generally accepted accounting principles in the United States.

1.1.65 “Generic Product” means a pharmaceutical product that is distributed under a Regulatory Approval approved by FDA expressly in reliance on the prior approval of the Product pursuant to 21 U.S.C. 355(j) and (b) under applicable Law is substitutable for the Product as administered to patients without the intervention of a physician or other health care provider with prescribing authority.

1.1.66 “Governmental Authority” means any supranational, international, nation, commonwealth, province, territory, county, municipality, district, federal, state or local court (or any arbitrator or other tribunal having competent jurisdiction), administrative agency or commission or other governmental authority, instrumentality, domestic or foreign, including the FDA and any corresponding foreign agency, or any self-regulated organization or quasi-governmental authority.

1.1.67 “Hazardous Substance” means any: contaminant or pollutant; toxic, radioactive or hazardous waste, chemical, substance, material or constituent; asbestos; polychlorinated byphenyls (PCBs); paint containing lead or mercury; fixtures containing mercury or urea formaldehyde; natural or liquefied gas; flammable, explosive, corrosive, radioactive, medical and infectious waste; and oil or other petroleum product, all as defined in applicable Environmental Laws.

1.1.68 “Health Care Reform Fees” means the fees described in Section 9008 of the Patient Protection and Affordable Care Act, Pub. L. No. 111-148, as amended by Section 1404 of the Health Care and Education Reconciliation Act of 2010, Pub. L. No. 111-152.

1.1.69 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

1.1.70 “IND” means an Investigational New Drug Application as defined in the Act.

1.1.71 “Indemnification Certificate” has the meaning set forth in Section 7.2.1.

1.1.72 “Indemnified Party” has the meaning set forth in Section 7.2.1.

1.1.73 “Indemnifying Party” has the meaning set forth in Section 7.2.1.

1.1.74 “In-License Agreements” means the license agreements set forth in Schedule 1.1.74.

1.1.75 “Intellectual Property Rights” means any and all of the following: Copyrights, Domain Names, Patent Rights, Trademarks, rights to protect confidential or proprietary information, and Trade Secrets.

1.1.76 “Law” means any domestic or foreign, federal, state or local statute, law, treaty, judgment, ordinance, rule, administrative interpretation, regulation, order or other requirement of any Governmental Authority.

1.1.77 “Liabilities” means any debts, liabilities, obligations, commitments, claims or complaints, whether accrued or fixed, known or unknown, fixed or contingent, determined or determinable (including all adverse reactions, recalls, product and packaging complaints and other liabilities) and whether or not the same would be required to be reflected in financial statements or disclosed in the notes thereto.

1.1.78 “License Agreement” means that certain License Agreement, in substantially the form of Exhibit A.

1.1.79 “Licensed Copyrights” means all Copyrights in the Buyer Territory that are Controlled by Seller and that are used by Seller or any of Seller’s Affiliates in connection with the Product Business, including those Copyrights listed on Schedule 1.1.79.

1.1.80 “Licensed Domain Names” means the Domain Names listed on Schedule 1.1.80.

1.1.81 “Licensed Intellectual Property” means the Licensed Copyrights, the Licensed Domain Names, the Licensed Patents, the Licensed Trademarks and the Licensed Know-How.

1.1.82 “Licensed Know-How” means all data, know-how and other information that is not generally known, is Controlled by Seller or its Affiliates, and:

(a) as of the Execution Date is actually used by or on behalf of Seller to Exploit the Product and Other Products in the Buyer Territory or for the Manufacture of the Product and Other Products for sale in the Buyer Territory, is not a Purchased Asset, and which is identified on Schedule 1.1.82; or

(b) after the Execution Date is actually used by or on behalf of Seller to Exploit the Product and Other Products in the Buyer Territory or for the Manufacture of the Product and Other Products for sale in the Buyer Territory;

provided, that if such data, information or know-how becomes publicly disclosed (other than as a result of any disclosure by Buyer in breach of its obligations under Section 5.4 or any other provision of this Agreement or any Ancillary Agreement), such data, information or know-how shall no longer be deemed Licensed Know-How.

1.1.83 "Licensed Patents” means all Patent Rights listed on Schedule 1.1.83, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or with respect to such listed Patent Rights, and all rights and priorities afforded under any applicable Law with respect thereto.

1.1.84 “Licensed Registered Product IP” has the meaning set forth in Section 3.1.12(c).

1.1.85 “Licensed Regulatory Documentation” means any and all Regulatory Documentation related to the Product, in each case, Controlled by Seller or any of its Affiliates as of and following the Closing, excluding the Regulatory Documentation included in the Purchased Assets.

1.1.86 “Licensed Trademarks” means all Trademarks Controlled by Seller that are actually used by the Seller or an Affiliate to Exploit the Product in the Buyer Territory as of the Execution Date, as listed in Schedule 1.1.86.

1.1.87 “Litigation” means any claim, action, arbitration, mediation, hearing, investigation, proceeding, litigation, suit, warning letter, inquiry, audit, examination, finding of deficiency or non-compliance, notice of violation or request for recall (whether civil, criminal, administrative, investigative, appellate or informal).

1.1.88 “Loss” or “Losses” means any Liabilities, losses, damages, judgments, fines, penalties, awards, Taxes, amounts paid in settlement, reasonable fees (including costs and expenses in connection with investigations, suits and proceedings, expert fees, accounting fees, advisory fees and legal fees), charges and costs.

1.1.89 “Manufacture” and “Manufacturing” means all activities related to the production, manufacture, processing, filling, finishing, packaging, labeling, and shipping and holding (prior to distribution) of the Product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

1.1.90 “Material Adverse Effect” means an event, fact, condition, occurrence, circumstance, change or effect (“Effect”) that, considered together with all other Effects is, or would reasonably be expected to (i) be materially adverse to the business, results of operations or condition (financial or otherwise) of the Product Business, the Purchased Assets, the Licensed Intellectual Property and the Assumed Liabilities, taken as a whole, or (ii) prevent or materially impede or delay the consummation by Seller of any of the Transactions; provided, however, that, except as provided in the last sentence of this definition, none of the following, and no Effects resulting from the following, shall be deemed (individually or in combination) to constitute, or shall be taken into account in determining whether there has been, a “Material Adverse Effect”: (a) political or economic conditions in the Buyer Territory or conditions affecting the capital or financial markets generally; (b) conditions generally affecting any industry or industry sector in which the Product Business operates or competes; (c) any change in accounting requirements or applicable Law; (d) any hostility, act of war, sabotage, terrorism or military actions, or any escalation of any of the foregoing; (e) any hurricane, flood, tornado, earthquake or other natural disaster or force majeure event; (f) the public announcement, execution or delivery of the Agreement or the pendency or consummation of the transactions contemplated hereby; (g) the failure of the Product Business to achieve any financial projections, predictions or forecasts in and of itself (provided, that the underlying causes of such failure shall not be excluded); and (h) the matters set forth in Schedule 1.1.90; except, in each of clauses (a) through (e), for those conditions that have a disproportionate effect on the Product Business, the Purchased Assets, the Licensed Intellectual Property and Assumed Liabilities, taken as a whole, relative to other Persons operating businesses similar to the Product Business in the Buyer Territory.

1.1.91 “Milestone Event” has the meaning set forth in Section 2.3.2(a).

1.1.92 “Milestone Information” has the meaning set forth in Section 2.3.2(d).

1.1.93 “Milestone Payment” has the meaning set forth in Section 2.3.2(a).

1.1.94 “Milestone Termination Date” has the meaning set forth in Section 2.3.2(c).

1.1.95  “NDA” means a New Drug Application as defined in the Act.

1.1.96  “NDC” means “National Drug Code,” which is the eleven digit code registered by a company with the FDA with respect to a pharmaceutical product.

1.1.97  “Net Sales” means the aggregate gross amounts invoiced on sales of the Product and any Other Product, during the applicable period by or on behalf of Buyer or any of its Affiliates in the Buyer Territory to a Third Party (but not including sales between Buyer and its Affiliates where the Product or Other Product is intended for resale) less the following deductions as relating to such sales (in accordance with GAAP, consistently applied, and as reported in the financial statements included in Buyer’s filings with the U.S. Securities and Exchange Commission):

[***]

With respect to sales of Combination Products, Net Sales shall be calculated on the basis [***]. In the event that only Combination Product is sold in any period (and not the Product of the same strength), Net Sales shall first be calculated on the basis of [***].  Inventory cost shall be determined in accordance with Buyer’s regular accounting methods, consistently applied.  The deductions set forth above will be applied in calculating Net Sales for a Combination Product.  In the event that a Combination Product is sold in any period and either Party reasonably believes that the applicable calculation set forth above in this paragraph does not fairly reflect the market value of asenapine in such Combination Product relative to the market value of the other active ingredients in such Combination Product, [***].

Notwithstanding the foregoing, transfers or dispositions of Product by or on behalf of Buyer or any of its Affiliates in the Buyer Territory for patient assistance programs, compassionate use, research or development or complimentary samples shall not in each case be deemed “sales” for the purposes of calculating Net Sales.

1.1.98 “Net Sales Reports” has the meaning set forth in Section 5.15.1.

1.1.99 “Non-Controlling Party” has the meaning set forth in Section 7.2.2.

1.1.100 “[***] Product” means [***], under development by Seller or any of its Affiliates as of the Execution Date or the Closing Date.

1.1.101 “Notice” has the meaning set forth in Section 9.2.1.

1.1.102 “Objection Notice” has the meaning set forth in Section 7.2.1.

1.1.103 “Other Agreements” means the agreements set forth in Schedule 1.1.103.

1.1.104 “Other Product” means any (a) pharmaceutical product, other than the Product, containing asenapine as its sole active ingredient (including any Authorized or Owned Generic Product) or (b) Combination Product.

1.1.105 “Owned Registered Product IP” has the meaning set forth in Section 3.1.12(b).

1.1.106 “Paragraph IV Claim” has the meaning set forth in Section 4.7.

1.1.107 “Party(ies)” has the meaning set forth in the preamble hereto.

1.1.108 “Patent Rights” means all patents and filed patent applications, including provisional and non-provisional patent applications, design registrations, design registration applications, industrial designs, industrial design applications and industrial design registrations, and including any and all divisions, continuations, continuations in part, extensions, substitutions, renewals, registrations, revalidations, reversions, reexaminations, reissues or additions, of or to any of the foregoing items, and all rights and priorities afforded under any applicable Law with respect thereto.

1.1.109 “Permitted Encumbrance” means any (a) Encumbrance for Taxes not yet due or delinquent; (b) Encumbrance caused by Law for amounts not material or overdue that does not or would not be reasonably expected to detract from the current value of, or interfere with, the present use and enjoyment of any Purchased Asset subject thereto or affected thereby in the ordinary course of business of the Product Business; (c) right, title or interest of a licensor or licensee under a license disclosed in Section 3.1.12(a) of the Disclosure Schedules and right of reference retained by Seller under Section 2.1.4; and (d) any Encumbrance disclosed on Schedule 1.1.109.

                                                        1.1.110 “Person” means any individual, partnership, limited partnership, limited liability company, joint venture, syndicate, sole proprietorship, corporation, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, or any other legal entity, including a Governmental Authority.

1.1.111  “Pharmacovigilance Agreement” has the meaning set forth in Section 5.8.1.

1.1.112 “Phase IV Commitments” means the post-marketing clinical trial commitments as set forth on Schedule 1.1.112.

1.1.113 “Phase IV 2013 Funded Amount” means the aggregate actual amount of costs and expenses incurred by Seller and its Affiliates during Calendar Year 2013 to fund activities related to the Phase IV Commitments, including [***], which amount has been calculated in accordance with Schedule 1.1.113; provided, that the Phase IV 2013 Funded Amount shall not exceed $85,000,000.

1.1.114  “Post-Closing Tax Period” has the meaning set forth in Section 5.13.1(b).

1.1.115 “Pre-Closing Period” has the meaning set forth in Section 4.1.1.

1.1.116 “Pre-Closing Tax Period” has the meaning set forth in Section 5.13.1(b).

1.1.117 “Product” means the strengths and package sizes and types of the pharmaceutical product containing a formulation of asenapine described in NDA #022-117 and administered as sublingual tablets, which has been commercialized prior to the Closing by Seller or its Affiliates in the Buyer Territory under the brand name SAPHRIS®.

1.1.118 “Product ANDA Litigation” has the meaning set forth in Section 4.7.

1.1.119 “Product Business” has the meaning set forth in the first recital hereto.

1.1.120 “Product Business Employee” means any employee of Seller or any of its Affiliates who is identified by Seller or its Affiliates, as applicable, as actively engaged in promotion or sales activities with respect to, or the management of, the Product Business in the ordinary course of such employee’s duties.

1.1.121 “Product Promotional Materials” means all SAPHRIS materials submitted to FDA under FDA Form 2253 and the final versions of advertising, promotional and media materials, sales training materials (including related quizzes and answers, if any), existing customer lists, other marketing materials, trade show materials (including displays) and videos, including materials containing clinical data, if any, in each case, to the extent used exclusively for the commercialization of the Product in the Buyer Territory as of the Closing Date and transferable by Seller or its Affiliates.

1.1.122 “Product Records” means all books and records relating exclusively to, and reasonably necessary to Exploit, the Product, or to perform research and development activities with respect to the 2.5 mg Dosage Strength or the [***] Product, in each case, in the Buyer Territory, or to conduct the Product Business, as Exploited, performed or conducted (as applicable) as of the Closing Date and other than the Regulatory Documentation, to the extent owned and maintained by Seller or any of its Affiliates, but excluding, in all cases, (a) all books, documents, records and files prepared in connection with or relating to the transactions contemplated under this Agreement, including bids received from Third Parties and strategic, financial or Tax analyses relating to the divestiture of the Purchased Assets, the Assumed Liabilities, the Product, the 2.5 mg Dosage Strength, the [***] Product or the Product Business, (b) all books, documents, records and files related solely to the Manufacture of the Product, the 2.5 mg Dosage Strength or the [***] Product, (c) trade secrets of Third Parties (other than Licensed Know-How), (d) any attorney work product, attorney-client communications and other items protected by established legal privilege, unless the books and records can be transferred without losing such privilege, (e) human resources and any other employee books and records, other than any such books and records relating solely to any Product Business Employee who accepts an offer of employment with Buyer, (f) any financial, Tax and accounting records to the extent not related to the Product, the 2.5 mg Dosage Strength or the [***] Product and (g) any items to the extent applicable Law prohibits their transfer or where transfer thereof would subject Seller or any of its Affiliates to any Liability.  It is understood and agreed that new books and records relating exclusively to, and reasonably necessary to Exploit, the Product or to perform research and development activities with respect to the 2.5 mg Dosage Strength in the Buyer Territory  may arise after the Closing Date, and such items will be deemed to fall within the definition of Products Records, as appropriate. It is hereby clarified that a particular book or record may include information that does not constitute Product Records as well as information that constitutes Product Records and Seller may redact the portion of such book or record that does not constitute Product Records before delivering to Buyer the portion of such book or record that constitutes Product Records.

1.1.123  “Prohibited Transaction” means any transaction involving, directly or indirectly, the sale, transfer or disposition by Seller or its Affiliates to a Third Party of all or any of the Purchased Assets or any portion of the Licensed Intellectual Property owned by Seller or any of its Affiliates or the grant by Seller or any of its Affiliates to a Third Party of any license in the Buyer Territory to any portion of the Licensed Intellectual Property, in each case, other than the sale of inventory or use or other disposition of Product Promotional Materials in the ordinary course of business and any merger, consolidation or other change of control event with respect to Seller or any of its Affiliates.

1.1.124 “Purchase Price” means the Closing Payment, plus, to the extent actually paid by Buyer in accordance with Section 2.3.2, the Milestone Payment or Milestone Payments.

1.1.125 “Purchased Assets” has the meaning set forth in Section 2.1.1.

1.1.126 “Purchased Contracts” has the meaning set forth in Section 2.1.1(a).

1.1.127  “Purchased Regulatory Approvals” has the meaning set forth in Section 2.1.1(b).

1.1.128 “Quality Agreement” means that certain Quality Agreement, dated as of the Closing Date, in a standard and customary form reasonably acceptable to the parties.

1.1.129  “Rebates” means rebates, price reductions and administrative fees and related adjustments charged by or payments to state Medicaid and other federal, state and local governmental programs and their participants, and by  health plans, insurance companies, Medicare Part D prescription drug plans, pharmacy benefits managers, mail service pharmacies, long term care providers, specialty pharmacies and other health care providers based upon the utilization and sales of the Product, and service, administrative and inventory management fees due to wholesalers, distributors and group purchasing organizations based on sales of the Product in the Buyer Territory (in each case, other than chargeback claims).

1.1.130 “Receiving Party” has the meaning set forth in Section 5.4.1.

1.1.131 “Regulatory Approval” means, with respect to the Product, a Combination Product, Other Product or 2.5 mg Dosage Strength product, any and all approvals (including NDAs and supplements and amendments thereto and active INDs), licenses, registrations (except manufacturing establishment registrations) or authorizations of any Governmental Authority necessary to conduct clinical trials, commercially distribute, sell or market such product in the Buyer Territory, including, where applicable, (a) pre- and post-approval marketing authorizations and (b) labeling approvals.

1.1.132 “Regulatory Authority” means any Governmental Authority that is concerned with the safety, efficacy, reliability, Manufacture, investigation, sale or marketing of pharmaceutical products, medical products, biologics or biopharmaceuticals, including the FDA and the Public Health Service.

            1.1.133 “Regulatory Documentation” means all (a) documentation comprising the Regulatory Approvals for the Product, the 2.5 mg Dosage Strength and the [***] Product, (b) correspondence and reports necessary to, or otherwise describing the ability to, commercially distribute, sell or market the Product in the Buyer Territory submitted to or received from Governmental Authorities in the Buyer Territory (including minutes and official contact reports relating to any communications with any Governmental Authority) and relevant supporting documents submitted to or received from Governmental Authorities with respect thereto, including all regulatory drug lists, final versions of advertising and promotion documents, adverse event files and complaint files, and (c) data (including clinical and pre-clinical data) contained in any of the foregoing.  Regulatory Documentation excludes the Product core data sheet, which shall be retained by Seller or an Affiliate, but which shall be made available to Buyer together with the Regulatory Documentation if necessary or required for the Product Business.

1.1.134 “Reporting Period” means the period commencing on the Closing Date and ending on the first date on which all of the following have occurred:  (a) the Supply Agreement has terminated, (b) Buyer and its Affiliates, licensees and sublicensees are not obligated to pay royalties under Article 4 of the License Agreement and (c) the Milestone Termination Date has occurred; provided, that the Reporting Period shall re-commence on the first day of any period with respect to which Buyer or any of its Affiliates, licensees or sublicensees are obligated to pay royalties under Article 4 of the License Agreement (in which case, Buyer’s obligations and Seller’s rights under Section 5.15 shall be restored on such date).

1.1.135 “Representatives” has the meaning set forth in Section 4.1.1.

1.1.136 “Response Period” has the meaning set forth in Section 7.2.1.

1.1.137 “Retained Phase IV Commitments” means the clinical trials within the Phase IV Commitments set forth on Schedule 1.1.137.

1.1.138  “Section 505(b)(2) NDA” has the meaning set forth in Section 3.1.5(d).

1.1.139 “Seller” has the meaning set forth in the preamble hereto.

1.1.140 “Seller Confidential Information” has the meaning set forth in Section 5.4.3.

1.1.141 “Seller FDA Letters” has the meaning set forth in Section 2.4.2(a)(iv).

1.1.142 “Seller Indemnitees” has the meaning set forth in Section 7.1.2.

1.1.143 “Seller Permitted Purpose” has the meaning set forth in Section 5.4.2.

1.1.144  “Seller Territory” means worldwide, excluding the Buyer Territory.

1.1.145 “Seller’s Knowledge” means the collective actual knowledge, after reasonable inquiry in the course of performing their respective duties, of the individuals listed on Schedule 1.1.145.

1.1.146 “SKU” means stock keeping unit.

1.1.147 “Specified Affiliate” has the meaning set forth in Section 3.1.1.

1.1.148 “Specified Reps” means the representations and warranties set forth in Section 3.1.9 (Regulatory Matters) and Section 3.1.12 (Intellectual Property).

1.1.149 “Supply Agreement” means that certain Supply Agreement, in substantially the form attached as Exhibit B.

1.1.150 “Tax Return” means any return, declaration, report, claim for refund, information return or statement relating to Taxes, including any schedule or attachment thereto, filed or maintained, or required to be filed or maintained, in connection with the calculation, determination, assessment or collection of any Tax and includes any amended returns required as a result of examination adjustments made by the Internal Revenue Service or other Tax authority.

1.1.151 “Taxes” means all taxes of any kind including all U.S. federal, state, local or non-U.S. net income, capital gains, gross income, gross receipt, property, franchise, sales, use, excise, withholding, payroll, employment, social security, worker’s compensation, unemployment, occupation, capital stock, transfer, gains, windfall profits, net worth, asset, transaction and other taxes, and any interest, penalties or additions to tax with respect thereto, imposed upon any Person by any taxing authority or other Governmental Authority under applicable Law.

1.1.152 “Third Party” means any Person other than Seller, Buyer and their respective Affiliates and permitted successors and assigns.

1.1.153 “Trade Secrets” means information that derives independent economic value from not being generally known to, and not being readily ascertainable by proper means by other persons who can obtain economic value from its disclosure or use.

1.1.154 “Trademark” means any word, name, symbol, color, product shape, designation or device or any combination thereof that functions as a source identifier, including any trademark, trade dress, brand mark, service mark, trade name, brand name, trade dress rights, slogans, product configuration, logo or business symbol, whether or not registered, and any registrations or applications for registration to use any of the foregoing.

1.1.155 “Transactions” means all of the transactions contemplated by this Agreement and each of the Ancillary Agreements.

1.1.156  [Intentionally Omitted].

1.1.157 “Transferred Phase IV Commitments” means the clinical trials within the Phase IV Commitments set forth on Schedule 1.1.157.

1.1.158  “Transition Services Agreement” means that certain Transition Services Agreement, in substantially the form attached as Exhibit C.

1.1.159 “Valid Claim” means (a) an unexpired claim of an issued patent within the Licensed Patents which has not been found to be unpatentable, invalid or unenforceable by a court or other Governmental Authority of competent jurisdiction in the subject country, from which decision no appeal is taken or can be taken; or (b) a claim of a pending application within the Licensed Patents, which application [***].

1.2 Construction.  Except where the context otherwise requires, wherever used, the singular includes the plural, the plural the singular, the use of any gender shall be applicable to all genders and the word “or” is used in the inclusive sense (and/or).  The captions of this Agreement are for convenience of reference only and in no way define, describe, extend or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.  The term “including” and “include” and variations thereof shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.” The language of this Agreement shall be deemed to be the language mutually chosen by the Parties and no rule of strict construction shall be applied against any Party.  Unless otherwise specified or where the context otherwise requires, (a) references in this Agreement to any Article, Section, Schedule or Exhibit are references to such Article, Section, Schedule or Exhibit of this Agreement; (b) references in any Section to any clause are references to such clause of such Section; (c) “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (d) references to a Person are also to its permitted successors and assigns; (e) references to a Law include any amendment or modification to such Law and any rules or regulations issued thereunder, in each case, as in effect at the relevant time of reference thereto; (f) references to any agreement, instrument or other document in this Agreement refer to such agreement, instrument or other document as originally executed or, if subsequently amended, replaced or supplemented from time to time, as so amended, replaced or supplemented and in effect at the relevant time of reference thereto; and (g) references to monetary amounts are denominated in United States Dollars.

                      ARTICLE 2

SALE AND PURCHASE OF ASSETS; LIABILITIES

2.1 Sale of Purchased Assets.

          2.1.1 Purchase and Sale of Purchased Assets.  Upon the terms and subject to the conditions of this Agreement, at and effective as of the Closing, Seller shall (or shall cause its applicable Affiliates to) sell, transfer, convey, assign and deliver to Buyer free and clear of all Encumbrances other than Permitted Encumbrances, all right, title and interest of Seller and its Affiliates in and to all of the following properties, rights, interests and tangible and intangible assets, as existing as of the Execution Date or acquired during the Pre-Closing Period (collectively, the “Purchased Assets”) and Buyer shall purchase and accept from Seller (or such Affiliates) the Purchased Assets:

(a) (i) all rights of Seller or its Affiliates under the Contracts set forth on Schedule 2.1.1(a)(i) and (ii) those certain rights and interests of Seller or its Affiliates set forth on Schedule 2.1.1(a)(ii) under the Contracts listed on Schedule 2.1.1(a)(ii), in each case ((i) and (ii)), as such Schedule may be updated by Seller not less than [***] Business Days prior to the Closing Date to include rights and interests under any Contracts exclusively relating to the Product Business or the 2.5 mg Dosage Strength entered into by Seller or its Affiliates during the Pre-Closing Period in accordance with Section 4.2, excluding, in each case, all rights to any Accounts Receivable and any other rights, claims or causes of action (including warranty claims) of or involving Seller or any of its Affiliates relating to any of items (i) or (ii) thereunder or related to products supplied or services provided by or to Seller or its Affiliates prior to the Closing that are not included in the Purchased Assets (the “Purchased Contracts”);

(b) all rights and interests of Seller and its Affiliates to or in all Regulatory Approvals listed on Schedule 2.1.1(b) from and after the Closing (the “Purchased Regulatory Approvals”);

(c) all Regulatory Documentation exclusively relating to the Product, the 2.5 mg Dosage Strength and/or the [***] Product in the Buyer Territory to the extent in the possession of Seller or any of its Affiliates, agents or attorneys;

(d) all Product Records;  and

(e) all Product Promotional Materials.

2.1.2 Excluded Assets.  Buyer shall not acquire pursuant to this Agreement or any Ancillary Agreement, and Seller shall retain following the Closing Date, the Excluded Assets.

2.1.3 No Rights in the Seller Territory.  Buyer acknowledges and agrees that, except for the license and Manufacturing rights granted to Buyer pursuant to the License Agreement, the Supply Agreement and the Clinical Supply Agreement, Buyer shall not receive any rights by virtue of this Agreement or any Ancillary Agreement in the Seller Territory.

2.1.4 Retention of Rights.  Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, Seller retains, on behalf of itself and its Affiliates, licensees, sublicensees, licensors and distributors, a right of reference to the Regulatory Approvals and Regulatory Documentation included in the Purchased Assets, in each case, as may be necessary or useful to (a) perform Seller’s or its Affiliates’ obligations under this Agreement or any Ancillary Agreement, the In-License Agreements and the Other Agreements, (b) Manufacture or have Manufactured the Product or any Other Product worldwide, (c) export or import the Product or any Other Product anywhere in the world  in connection with the Exploitation of the Product or any Other Product in or to the Seller Territory, (d) Exploit the Product or any Other Product in the Seller Territory, (e) perform research and development activities with respect to asenapine in the Seller Territory and, subject to coordination with Buyer, to perform research and development activities with respect to asenapine (but excluding the Product) in the Buyer Territory and (f) Manufacture, have Manufactured, Exploit or have Exploited products for use in humans on a non-prescription basis and for use in animals worldwide.  Except as expressly granted herein or in any Ancillary Agreement, Seller grants no other right or license to any assets or rights, including intellectual property rights, of Seller and its Affiliates.  Notwithstanding clause (f) above, Seller shall not, and it shall cause its Affiliates not to, market, sell, distribute or otherwise commercialize in the Buyer Territory a version of the Product that is available for use by humans on a non-prescription basis prior to the later of (x) the last to expire of the Valid Claims covering the Product under the Licensed Patents and (y) the Milestone Termination Date.

2.2 Liabilities.

2.2.1 Assumed Liabilities.  Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall assign and Buyer shall assume and agree to pay and discharge when due (a) all Liabilities of Seller and its Affiliates pursuant to the Retained Phase IV Commitments and the Purchased Regulatory Approvals and (b) all Liabilities of Seller or, if applicable, the applicable Affiliate of Seller, under or relating to the Purchased Contracts and Transferred Phase IV Commitments, but, in the case of each of clauses (a) and (b), only to the extent the facts or circumstances giving rise to such Liabilities arise [***] and excluding any Liabilities arising out of any breach, willful misconduct or negligence by Seller ((a) and (b), collectively, the “Assumed Liabilities”).

            2.2.2 Excluded Liabilities.  Notwithstanding anything to the contrary herein, neither Buyer nor any of its Affiliates shall assume any Liabilities of Seller or any of its Affiliates (whether or not related to the Product Business) other than the Assumed Liabilities, and the Excluded Liabilities shall remain the sole obligation and responsibility of Seller and its Affiliates.  For the purposes of clarity (and notwithstanding Section 2.2.1), neither Buyer nor any Affiliate of Buyer shall assume the following Liabilities of Seller or any of its Affiliates: (a) Liabilities of Seller or any of its Affiliates (i) for income Taxes; (ii) for or relating to Taxes or other Liabilities arising from the activities of Seller or its Affiliates unrelated to the Product Business or the Purchased Assets, whether arising prior to or after the Closing Date, or (iii) for or relating to Taxes with respect to the Product Business or the Purchased Assets for any Pre-Closing Tax Period, provided that, in each case ((i) through (iii)), responsibility for Apportioned Obligations shall be determined in accordance with Section 5.13.1; (b) any Liabilities of Seller or any of its Affiliates relating to accounts payable, indebtedness, legal services, accounting services, financial advisory services, investment banking services or other professional services performed in connection with the sale of the Purchased Assets; (c) any wages, salaries, severance payments or other Liabilities relating to any employee of Seller or any Affiliate of Seller, including any employees hired by Buyer, except for wages, salaries and liabilities incurred for employees hired by Buyer commencing after the Closing Date; or (d) any Liabilities under or relating to Environmental Laws.

2.3 Consideration.

   2.3.1 Purchase Price.  In consideration of the conveyances contemplated under Section 2.1, and the rights granted to Buyer under the License Agreement, Buyer shall pay to Seller (a) on the Closing Date an amount equal to the sum of (i) $155,000,000, and (ii) the Phase IV 2013 Funded Amount (collectively, the “Closing Payment”), by wire transfer of immediately available funds to the account designated by Seller by notice to Buyer at least three Business Days prior to the Closing Date, and (b) the Milestone Payment(s), as and to the extent provided in Section 2.3.2.

                                                       2.3.2 Milestone Payments.

(a) In addition to the Closing Payment, subject to this Section 2.3.2, Buyer shall pay or cause to be paid to Seller the following additional amounts (each, a “Milestone Payment”) upon the achievement prior to the Milestone Termination Date by or on behalf of Buyer or its Affiliates, licensees, sublicensees or transferees, if any, of the following events with respect to the Product, any Authorized or Owned Generic Product, the 2.5 mg Dosage Strength and any [***] Product (each, a “Milestone Event”):

(i) $[***] upon aggregate Net Sales in a single Calendar Year in the Buyer Territory attributable to the Product, any Authorized or Owned Generic Product, the 2.5 mg Dosage Strength and any [***] Product first reaching $[***];

(ii) $[***] upon aggregate Net Sales in a single Calendar Year in the Buyer Territory attributable to the Product, any Authorized or Owned Generic Product, the 2.5 mg Dosage Strength and any [***] Product first reaching $[***]; and

(iii) $[***] upon aggregate Net Sales in a single Calendar Year in the Buyer Territory attributable to the Product, any Authorized or Owned Generic Product, the 2.5 mg Dosage Strength and any [***] Product first reaching $[***].

For the avoidance of doubt, notwithstanding anything to the contrary herein, each Milestone Payment set forth above shall be due and payable only once, [***].

(b) All Milestone Payments due and payable under this Section 2.3.2 shall be paid by Buyer to Seller promptly (but no more than [***] days) following the end of the Calendar Year in which the applicable Milestone Event occurred or in which it is to be paid pursuant to Section 2.3.2(a), by wire transfer of immediately available funds to the account designated by Seller by notice to Buyer.

(c)  Commencing upon the Closing and ending upon the earlier to occur of [***], Buyer shall and shall cause each of its Affiliates, licensees, sublicensees or transferee, if any, to use its and their, as applicable, Commercially Reasonable Efforts to (A)(1) actively promote the Product in the Buyer Territory to seek to increase and maintain demand for the Product and (2) fulfill such demand for the Product in the Buyer Territory, and (B) attain the Milestone Events.

(d) Buyer shall, and shall cause its Affiliates, licensees and sublicensees engaged in the Exploitation of the Product and any Authorized or Owned Generic Product to, keep reasonable, correct and complete books and records substantiating  the Net Sales amounts recognized in each Calendar Quarter, as related to achieving the Milestone Events (the “Milestone Information”) and shall maintain such Milestone Information until the third anniversary of the Milestone Termination Date. Until the first Calendar Quarter following the Calendar Quarter in which the Milestone Termination Date occurs, Buyer shall provide Seller, on a quarterly basis, not later than [***] days after the end of each Calendar Quarter, the quarterly Net Sales Reports, as provided in Section 5.14.3.  Buyer’s inspection and audit rights with respect to the Milestone Information and Net Sales Reports are set forth in Section 5.14.3.

(e) Prior to the Milestone Termination Date, if Buyer and its Affiliates transfer, sell, license, convey or otherwise dispose of any material rights of Seller and its Affiliates (including Intellectual Property Rights licensed to Buyer under the License Agreement) in the Product Business, Buyer shall (i) [***].

2.3.3 Phase IV Reimbursement Payment.  No more than [***] Business Days nor less than [***] Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer a statement setting forth the Phase IV 2013 Funded Amount, which statement shall be accompanied by reasonable documentation supporting Seller’s calculation of the Phase IV 2013 Funded Amount set forth therein.

2.3.4 Allocation of Consideration.  Buyer shall allocate the Purchase Price (including the Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Licensed Intellectual Property and the Purchased Assets in accordance with Section 1060 of the Code (the “Allocation”) prior to or within [***] days following the Closing and shall deliver to Seller a copy of such Allocation (IRS Form 8594) promptly after such determination.  Seller shall have the right to review and raise any objections in writing to the Allocation during the [***]-day period after its receipt thereof.  If Seller disagrees with respect to any item in the Allocation, the Parties shall negotiate in good faith to resolve the dispute.  If the Parties are unable to agree on the Allocation within [***] days after the commencement of such good faith negotiations (or such longer period as Seller and Buyer may mutually agree in writing), then the Accountants shall be engaged at that time to review the Allocation, and shall make a determination as to the resolution of such Allocation.  The determination of the Accountants regarding the Allocation shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than [***] days thereafter, and shall be final, conclusive and binding upon Seller and Buyer, and Buyer shall revise the Allocation accordingly.  Seller, on the one hand, and Buyer on the other hand, shall [***].  The Parties agree to file all Tax Returns (including IRS Form 8594 and, if required, supplemental Forms 8594, in accordance with the instructions to Form 8594) and any other forms, reports or information statements required to be filed pursuant to Section 1060 of the Code and the applicable regulations thereunder, and any similar or corresponding provision of U.S. state, local or non-U.S. Tax Law, in a manner that is consistent with the finalized Allocation and to refrain from taking any position inconsistent therewith unless required by applicable Law.

2.4 Closing.

2.4.1 Closing.  Pursuant to the terms and subject to the conditions of this Agreement, the closing of the transactions contemplated hereby (the “Closing”) shall take place at the offices of Covington & Burling LLP, 1201 Pennsylvania Avenue, N.W., Washington, D.C., at 10:00 a.m., local time, on a Business Day on a date not later than two Business Days following satisfaction of all conditions (other than those that by their terms are to be satisfied or taken at the Closing) set forth in Article 6 (or, to the extent permitted by applicable Law, waived by the Party entitled to the benefits thereof), or such other time and place as Buyer and Seller may agree to in writing.  The Closing shall be deemed to have occurred at 12:00 a.m., eastern time, on the Closing Date, such that Buyer shall be deemed the owner of the Purchased Assets on and after the Closing Date.

2.4.2 Closing Deliveries.

(a) Except as otherwise indicated below, at the Closing, Seller shall deliver the following to Buyer:

(i) each of the Ancillary Agreements to which Seller is a party, validly executed by a duly authorized officer of Seller;

(ii) a certificate, executed by an officer of Seller and dated the Closing Date, confirming on behalf of Seller that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied;

(iii) the Purchased Assets; provided, that (A) with respect to tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with the Transition Services Agreement and to a place within the continental United States specified by Buyer by notice to Seller at least five Business Days prior to Closing, (B) Seller may retain one copy of the Product Records included within the Purchased Assets and the Purchased Contracts (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business), and (C) the Closing Inventory shall be delivered in accordance with the terms of the Transition Services Agreement;

(iv) letters to the FDA in the form of Exhibit D, transferring the rights to the Purchased Regulatory Approvals to Buyer (the “Seller FDA Letters”); and

(v) a schedule setting forth in reasonable detail the Closing Inventory.

(b) At the Closing, Buyer shall deliver the following to Seller:

(i) each of the Ancillary Agreements to which Buyer is a party, validly executed by a duly authorized officer of Buyer;

(ii) a certificate, executed by an officer of Buyer and dated the Closing Date, confirming on behalf of Buyer that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied;

(iii) the Buyer FDA Letters; and

(iv) a guaranty, substantially in the form of Exhibit E, from the Buyer’s parent company for fulfillment of Buyer’s and its Affiliates’ financial obligations under this Agreement and the Ancillary Agreements to which Buyer's parent is not a party.

             2.4.3 Withholding.  If applicable Laws require withholding of Taxes imposed upon any payments made by Buyer to Seller pursuant to this Agreement, Buyer shall make such withholding payments as may be required and shall subtract such withholding payments from such payments.  To the extent such amounts are so deducted or withheld, such amounts will be treated for all purposes under this Agreement as having been paid to Seller.  Buyer shall submit appropriate proof of payment of the withholding Taxes to Seller within a reasonable period of time.

                     ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of Seller.   Seller represents and warrants to Buyer as follows, with each such representation and warranty subject to such exceptions, if any, as are set forth in the Disclosure Schedules.  Disclosures in any section or paragraph or cross-referenced in the particular section of the Disclosure Schedules address the corresponding section or paragraph of this Agreement and other sections or paragraphs of this Agreement to the extent that it is reasonably apparent that such disclosure is applicable to such other sections or paragraphs (provided, that the mere listing of an agreement shall not provide reasonably apparent disclosure, except to the extent that only a listing is required by the representation and warranty).

3.1.1 Entity Status.  Seller is a limited liability company (a Besloten Vennootschap) duly organized, validly existing and in good standing under the Laws of the Netherlands.  Each Affiliate of Seller that owns any Purchased Assets (“Specified Affiliate”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization. Seller and its Affiliates have all requisite corporate power and authority to own, use and operate the Purchased Assets and to carry on the Product Business as now being conducted.

                         3.1.2 Authority.

(a) Seller has the requisite limited liability company power and authority to enter into and deliver this Agreement and the Ancillary Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary limited liability company actions of Seller, its board of directors (or other equivalent body) and, as applicable, its members. This Agreement constitutes, and each Ancillary Agreement, when executed and delivered by Seller, will constitute, the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

(b) Each Affiliate of Seller that will enter into an Ancillary Agreement will have the requisite entity power and authority to enter into, deliver and perform its obligations under each Ancillary Agreement to which it is a party and to consummate the transactions contemplated thereby.  The execution and delivery of the Ancillary Agreements to which any Affiliate of Seller is a party and the consummation of the transactions contemplated thereby have been duly authorized by all necessary organizational actions of such Affiliate and its board of directors (or other equivalent body).  Each Ancillary Agreement, when executed and delivered by an Affiliate of Seller, will constitute the valid and legally binding obligation of such Affiliate, enforceable against such Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

3.1.3 Non-Contravention.  The execution, delivery, consummation and performance by Seller of this Agreement and each Ancillary Agreement to which it is a party, and the execution, delivery, consummation and performance by each Affiliate of Seller of each Ancillary Agreement to which it is a party, do not and will not (a) contravene, conflict with or violate the certificate of incorporation or bylaws or comparable organizational documents; or  contravene or conflict with  any resolution adopted by the stockholders or members, board of directors and any committee of the board of directors (or other equivalent bodies) of Seller or such Affiliate of Seller, (b) subject to compliance with the HSR Act, contravene, conflict with or violate any Law applicable to Seller or such Affiliates of Seller, the Product Business, the Purchased Assets or the Licensed Intellectual Property, (c) subject to obtaining the consents referred to in Section 3.1.5(c), contravene, conflict with, violate, breach or constitute a default under, result in the loss of rights under, or result in the termination of, or give rise to a right of termination, cancellation or acceleration of any right or obligation under, any Contract used in the conduct of the Product Business to which Seller or such Affiliate is a party, including any Purchased Contract, or any Contract to which the Purchased Assets or any Licensed Intellectual Property is subject, or (d) result in the imposition of creation of any Encumbrance other than a Permitted Encumbrance upon or with respect to any Purchased Asset, except, in the case of (b) and (c), for such violations, breaches, defaults, accelerations, cancellations or terminations that would not reasonably be expected to materially affect the Product Business, the Purchased Assets or the Licensed Intellectual Property.

3.1.4 No Broker.  There is no broker, finder, investment banker or financial advisor acting or who has acted on behalf of or based upon arrangements made by Seller or any of its Affiliates, who is entitled to receive any brokerage or finder’s or other fee or commission in connection with the transactions contemplated by this Agreement.

3.1.5 No Litigation; Consents.

(a) As of the Execution Date, there is no Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance) pending or, to Seller’s Knowledge, threatened against Seller or any of its Affiliates before any Governmental Authority, and to Seller’s Knowledge, there are no investigations, inquiries, audits, examinations or findings of deficiency or noncompliance pending or threatened by or before any Governmental Authority, in each case, that (i) involves or otherwise relates to the Product Business, the Purchased Assets, or the Licensed Intellectual Property, or (ii) challenges or, if resolved against Seller, would prevent, delay or make illegal any of the Transactions.  There is no order or judgment of a Governmental Authority to which Seller or any of its Affiliates is subject that involves or otherwise relates to the Product Business, the Purchased Assets or the Licensed Intellectual Property or that prevents, delays or makes illegal any of the Transactions.

(b) Seller has not, in the [***] years prior to the Execution Date, received any written notice, claim or complaint from any other Person alleging a violation of, or failure to comply with, or any liability under, any Laws relating to the Product Business, the Purchased Assets or the Licensed Intellectual Property as a result of Seller’s and its Affiliates’ operation of the Product Business, except for any such notice relating to a failure to comply that has since been cured.

(c) Except for (i) if required, the filings under the HSR Act and the expiration or termination of the waiting periods thereunder, (ii) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to materially affect the Product Business, the Purchased Assets or the Licensed Intellectual Property (iii) consents, permits, authorizations, declarations, filings or registrations that have become applicable solely as a result of the specific regulatory status of Buyer or its Affiliates and (iv) items disclosed in Section 3.1.5(c) of the Disclosure Schedules, no notice to, filing with or Authorization of, any Governmental Authority or other Person is required for Seller or any of its Affiliates to consummate the Transactions.

(d) As of the Execution Date, neither Seller nor any Affiliate of Seller has received or been notified in writing of any Paragraph IV certification notice in accordance with 21 U.S.C. §355(j)(2)(B)(ii) or 21 U.S.C. §355(b)(3)(B) advising Seller or any of its Affiliates of the filing of an Abbreviated New Drug Application (“ANDA”) or NDA pursuant to Section 505(b)(2) of the Act (a “Section 505(b)(2) NDA”) with respect to the Product.  To Seller’s Knowledge, as of the Execution Date, no filing by a Third Party of an ANDA or Section 505(b)(2) NDA with respect to the Product has been threatened with respect to the Product.

3.1.6 Title to the Purchased Assets.  Seller, or its Affiliates, owns and has good and valid title to, or valid contract rights in, as applicable, the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances.

3.1.7 Contracts.  Each of the Purchased Contracts is in effect and constitutes a legal, valid and binding agreement of Seller or an Affiliate of Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.  Neither Seller nor any of its Affiliates, nor, to Seller’s Knowledge, any other party thereto is in breach or default in the performance, observance or fulfillment of any material obligation or material covenant contained in any Purchased Contract.  Neither Seller nor any of its Affiliates has given or received written notice to or from any Person relating to any such actual or alleged, breach or default.  As of the Execution Date, neither Seller nor any of its Affiliates has received any written notice from a Third Party stating that such Third Party intends to terminate any Purchased Contract and, to Seller’s Knowledge, Seller has not waived any right under the Purchased Contracts.  True and complete copies of all Purchased Contracts have been made available to Buyer, except to the extent such Contracts have been redacted to (a) enable compliance with Laws relating to antitrust or the safeguarding of data privacy, (b) comply with confidentiality obligations owed to Third Parties, or (c) exclude information not related to the Product Business.

3.1.8 Compliance with Law.

(a) Seller and its Affiliates, with respect to the operation of the Product Business or the ownership of and use of the Purchased Assets, are and during the [***] years prior to the Execution Date have been, in compliance with all applicable Laws in the Buyer Territory and in each country in which the Product is Manufactured, including (i) any applicable Laws governing the research, development, approval, Manufacture, sale, advertising, marketing, promotion, pricing, pharmacovigilance, recordkeeping or distribution of drugs and the purchase or prescription of or reimbursement for drugs by any Governmental Authority, private health plan or entity, or individual, and (ii) all applicable Laws regulating the pharmaceutical industry, including the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the criminal False Claims Act (42 U.S.C. §1320a-7b(a)), the civil False Claims Act (31 U.S.C. §§3729 et seq.), the Civil Monetary Penalties Law (42 U.S.C. §1320a-7a), the federal Physician Payment Sunshine Act (42 U.S.C.§1320a-7h), the federal health care program exclusion laws (42 U.S.C. §1320a-7), the Act, the Controlled Substances Act (21 U.S.C. 801 et seq.), the Health Insurance Portability and Accountability Act of 1996 (42 U.S.C. §1320d et. seq.) as amended by the Health Information Technology for Economic and Clinical Health Act (42 U.S.C. §§17921 et seq.), the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.), and the Patient Protection and Affordable Care Act of 2010, as amended by the Health Care and Education Reconciliation Act of 2010, and any comparable state or local Laws, in each case, except for such noncompliance that would not reasonably be expected to have a Material Adverse Effect.

(b) Each of Seller and its Affiliates possesses, and is in compliance in all material respects with, all material Authorizations (other than Regulatory Approvals, which are the subject of Section 3.1.9(a)) necessary for the conduct of the Product Business as it is currently conducted and the ownership of or use of the Purchased Assets.

(c) Seller, or an Affiliate of Seller, has established and maintains a corporate compliance program that addresses the material Laws of the Buyer Territory with respect to the Product Business and each country in which the Product is Manufactured.

(d) To Seller’s Knowledge, neither Seller nor any of its Affiliates engaged in the Product Business have [***].

            3.1.9 Regulatory Matters.

(a) Seller, or an Affiliate of Seller, possesses, and during the [***] years prior to the Execution Date has possessed, or has a right of reference to all material Regulatory Approvals necessary to conduct the Product Business as currently or then conducted or develop the 2.5 mg Dosage Strength or [***] Product in the Buyer Territory and the Regulatory Approvals necessary to conduct the Product Business in the Buyer Territory as currently conducted or to develop the 2.5 mg Dosage Strength or [***] Product in the Buyer Territory as currently being developed are in full force and effect.  During the [***] years prior to the Execution Date, neither Seller nor its Affiliates have received any written communication from any Governmental Authority threatening to revoke, withdraw, modify, suspend, cancel or terminate any such Regulatory Approvals.  No proceeding is pending or, to Seller’s Knowledge, threatened regarding the suspension or revocation of any such Regulatory Approval.  During the [***] years prior to the Execution Date, Seller has not received any written notice that the FDA or any other Governmental Authority has commenced, or threatened to initiate, any action to request a recall of the Product, or commenced, or threatened to initiate, any action to enjoin production at any facility at which the Product is Manufactured.  Seller has not voluntarily or involuntarily surrendered, terminated or permitted to lapse or expire any Regulatory Approval used or maintained by Seller in the conduct of the Product Business or the development of the 2.5 mg Dosage Strength or [***] Product in the Buyer Territory, except where any such Regulatory Approval has been not renewed in the ordinary course of business.  During the [***] years prior to the Execution Date, Seller or its Affiliates have timely filed with the applicable Governmental Authority all required filings, declarations, listings, registrations, reports or submissions that are material to conduct of the Product Business and the development of the [***] Product in the Buyer Territory, including adverse event reports.  All such filings, declarations, listings, registrations, reports or submissions were in compliance in all material respects with all applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Authority with respect to any such filings, declarations, listings, registrations, reports or submissions. Neither Seller nor its Affiliates is in violation of the terms of any Regulatory Approval related to the Product, the 2.5 mg Dosage Strength or [***] Product.

(b) During the [***] years prior to the Execution Date, there has not been any product recall, dear doctor letter or market withdrawal or replacement conducted by or on behalf of Seller concerning the Product in the Buyer Territory or any product recall, dear doctor letter, market withdrawal or replacement conducted by or on behalf of any Third Party as a result of any alleged defect in the Product in the Buyer Territory.  Seller has made available to Buyer true and correct summary reports regarding material complaints and notices of alleged defect or adverse reaction with respect to the Product in the Buyer Territory that have been received in writing by Seller and its Affiliates during the [***] years prior to the Execution Date,.

(c) During the [***] years prior to the Execution Date, the Product in the Buyer Territory has been Manufactured in compliance with applicable Law, including cGMP, and applicable Regulatory Approvals.

(d) The (i) Phase IV clinical trials required pursuant to the Phase IV Commitments for the Product being conducted by or on behalf of Seller or its Affiliates and (ii) the 2.5 mg Clinical Trials, in each case ((i) and (ii)), are being conducted in all material respects in accordance with cGCP and all applicable Laws.  Seller and its Affiliates have made all necessary material filings and received all necessary material approvals and consents for the conduct of such Phase IV clinical trials and 2.5 mg Clinical Trials from the necessary Governmental Authorities and, to Seller’s Knowledge, there is no Litigation pending or threatened by such Governmental Authorities to suspend or terminate any ongoing clinical trials for the Product or the 2.5 mg Dosage Strength in the Buyer Territory.  Seller has not received any written notice, charge, subpoena or other request for information, which has not been complied with or withdrawn, by a Governmental Authority asserting any material breach of the conditions for approval of any ongoing clinical trials for the Product or the 2.5 mg Dosage Strength in the Buyer Territory.  Seller and its Affiliates have conducted all Phase IV clinical trials required pursuant to the Phase IV Commitments for the Product in the Buyer Territory and all 2.5 mg Clinical Trials pursuant to valid protocols.

(e) Seller has calculated and reported all prices reported to or used to calculate pricing or discounts under the Medicaid Program (42 U.S.C. § 1396r-8), the 340B Drug Discount Program (42 U.S.C. § 256b), and Section 603 of the Veterans Healthcare Act of 1993 (Pub. L. 102-585) for the Product in compliance in all material respects with applicable Law.

                                                      3.1.10 Taxes.   Neither Seller nor any of its Affiliates has any material Liability for Taxes for which Buyer would reasonably be expected to become liable or that would reasonably be expected to adversely affect (a) the interests to be acquired by Buyer hereunder and under the Ancillary Agreements or (b) Buyer’s right to use or enjoy (free and clear of any Encumbrances, including liens for Taxes, other than Permitted Encumbrances) any Purchased Asset or Licensed Intellectual Property.

                                                      3.1.11 Debarred Personnel.  Neither Seller nor any of its Affiliates, nor to Seller’s Knowledge, any of their respective officers, directors, employees, clinical consultants or agents who has undertaken activities in connection with the Product Business, was debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to Seller’s Knowledge, are any such Persons the subject of a conviction described in such section, at the time such Persons performed such activities in connection with the Product.

                                                      3.1.12 Intellectual Property.

(a) Seller or one of its Affiliates owns, or otherwise has the exclusive rights to and to use, the Licensed Intellectual Property and has the right to license the Licensed Intellectual Property to Buyer in the Buyer Territory in accordance with the License Agreement. Section 3.1.12(a) of the Disclosure Schedules sets forth a true and complete list of all Contracts to which Seller or any of its Affiliates is a party and under which Seller or any of its Affiliates is a licensor or licensee of any Licensed Intellectual Property that is material to the Product Business (collectively, the “Seller License Agreements”).  Seller has made available to Buyer a complete and accurate copy of each such Seller License Agreement, except to the extent such Contracts have been redacted solely to exclude (i) financial information related to the sourcing of Product by Seller or its Affiliates or (ii) information that is not related in any way to the Product Business.  Each of the Seller License Agreements is in full force and effect.  Seller and its Affiliates are not in breach of any material obligation under any Seller License Agreement and, as of the Execution Date and the Closing Date, have not received any written notice of termination of any such Contract.  To Seller’s Knowledge, no other party to any Seller License Agreement is in breach of any material obligation under such Contract.

(b) Section 3.1.12(b) of the Disclosure Schedules sets forth a true and complete list of all Licensed Intellectual Property owned by Seller that has not expired or been abandoned and has issued, been registered or granted or that is the subject of an application for registration, issuance or grant in the Buyer Territory (“Owned Registered Product IP”). All registrations and applications for the Owned Registered Product IP in the Buyer Territory have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission  of all necessary filings and payment of fees in accordance with applicable Laws in the appropriate jurisdictions, such that, except as set forth on Section 3.1.12(b) of the Disclosure Schedules, the Owned Registered Product IP has not lapsed, expired or been abandoned.

(c) Section 3.1.12(c) of the Disclosure Schedules sets forth a true and complete list of Licensed Intellectual Property licensed to Seller that has issued, been registered or granted or that is the subject of an application for registration, issuance or grant in the Buyer Territory and that has not expired or been abandoned (“Licensed Registered Product IP”).  To Seller’s Knowledge, all registrations and applications for the Licensed Registered Product IP in the Buyer Territory have been duly filed or registered (as applicable) with the applicable Governmental Authority and maintained in accordance with applicable Law, including the timely submission of all necessary filings and payment of fees in accordance with applicable Laws in the appropriate jurisdictions, such that, except as set forth on Section 3.1.12(c) of the Disclosure Schedules, the Licensed Registered IP has not lapsed, expired or been abandoned.

(d) Seller or one of its Affiliates owns or otherwise has exclusive rights to use all Intellectual Property Rights necessary to conduct the Product Business as presently conducted (and not currently contemplating changes in that conduct that would require additional Intellectual Property Rights) as of the Effective Date.  The Licensed Intellectual Property, together with any Intellectual Property Rights of Seller or its Affiliates that are not uniquely related to, or are not used primarily with respect to, the Product, the 2.5 mg Dosage Strength or the [***] Product and, in each case, that otherwise may be obtained by Buyer on reasonable commercial terms, includes all Intellectual Property Rights necessary to conduct the Product Business or develop the 2.5 mg Dosage Strength or the [***] Product in all material respects as currently conducted or developed, as applicable.  To Seller’s Knowledge, other than the Licensed Intellectual Property, Seller and its Affiliates do not own or have license rights to any Intellectual Property Rights in the Buyer Territory that would be infringed, violated or misappropriated by use, offer for sale or sale (by an unauthorized Third Party) of Product the 2.5 mg Dosage Strength or the [***] Product in the Buyer Territory, as the Product Business is currently being conducted.

(e) As of the Execution Date and the Closing Date, none of the Licensed Patents owned by Seller is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), reissue, interference, reexamination or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, reissue, interference, reexamination or opposition proceeding is threatened.  To Seller’s Knowledge, as of the Execution Date and Closing Date, none of the Licensed Patents licensed to Seller is involved in any Litigation, reissue, interference, reexamination or opposition proceeding nor is any such Litigation, reissue, interference, reexamination or opposition proceeding threatened.

(f) As of the Execution Date and Closing Date, none of the Licensed Trademarks or Licensed Copyrights owned by Seller, or any registrations or applications to use or register such items, is involved in any Litigation (other than any investigation, inquiry, audit, examination or finding of deficiency or noncompliance), cancellation, nullification, interference, concurrent use or opposition proceeding, or, to Seller’s Knowledge, any investigation, inquiry, audit, examination or finding of deficiency or noncompliance, and, to Seller’s Knowledge, no such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding is threatened.  To Seller’s Knowledge, as of the Execution Date and Closing Date, none of the Licensed Trademarks or Licensed Copyrights licensed to Seller, or any registrations or applications to use or register such items, is involved in any Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding nor is any such Litigation, cancellation, nullification, interference, concurrent use or opposition proceeding threatened.

(g) To Seller’s Knowledge, the conduct of the Product Business as conducted as of the Execution Date, and as contemplated to be Exploited by Buyer with respect to the Product, 2.5 mg Dosage Strength and the [***] Product as of the Closing Date, does not infringe or misappropriate any Third Party’s intellectual property rights in the Buyer Territory or constitute unfair competition or an unfair trade practice under applicable Law.  To Seller’s Knowledge, the Manufacturing of the Product as Manufactured on the Execution Date does not and will not infringe or misappropriate any Third Party’s intellectual property rights in the Buyer Territory or in the location(s) where Product is Manufactured as of the Execution Date or constitute unfair competition or an unfair trade practice under applicable Law.   Section 3.1.12(g) of the Disclosure Schedules accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been received by Seller or any of its Affiliates or any of their Representatives regarding any actual, alleged, or suspected infringement or misappropriation of any Third Party’s intellectual property rights or unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business .  To Seller’s Knowledge, no Litigation is pending or threatened against Seller  [***].

(h) To Seller’s Knowledge, no Person is currently infringing or misappropriating in any material respect any Licensed Intellectual Property in the Buyer Territory.  Section 3.1.12(h) of the Disclosure Schedules accurately identifies (and Seller has provided to Buyer a complete and accurate copy of) each letter or other written or electronic communication or correspondence that has been sent by Seller or any of its Affiliates or any of their Representatives regarding any actual, alleged, or suspected infringement or misappropriation of any Licensed Intellectual Property in the Buyer Territory or unfair competition or unfair trade practice under any applicable Law in connection with the conduct of the Product Business.

(i) Neither Seller nor any other Person acting on Seller’s behalf has granted any licenses, sublicenses or other rights in or with respect to the Licensed Intellectual Property in the Buyer Territory to any Third Parties.

(j) Seller and, as applicable, Seller’s Affiliates, have taken reasonable measures to maintain in confidence all Trade Secrets and other material confidential information included in the Licensed Know-How.  To Seller’s Knowledge, none of such Trade Secrets or material confidential information have been disclosed to any Person by Seller or its Affiliates except pursuant to reasonable non-disclosure or license agreements.  To Seller’s Knowledge, no current or former employee, consultant or independent contractor of Seller or any of its Affiliates has any claim of ownership in or to any Licensed Intellectual Property owned by Seller or any of its Affiliates.

(k) To Seller’s Knowledge, (i) all registrations of Licensed Intellectual Property included in the Licensed Registered Product IP or the Owned Registered Product IP, are valid, subsisting (or in the case of applications, applied for), and enforceable and (ii) all applications for registration of Licensed Intellectual Property included in the Licensed Registered Product IP or in the Owned Registered Product IP are subsisting.  To Seller’s Knowledge, Seller and its Affiliates have complied in all material respects with applicable Law regarding the duty to disclose and duties of candor in the filing, maintaining and prosecution of the patents and patent applications included in the Licensed Intellectual Property.

(l) All material fees, annuities and royalties that are due and properly payable to a licensor of the Licensed Intellectual Property by Seller have been paid.

                                                        3.1.13 Inventory.  In the [***] prior to the Execution Date, other than in the ordinary course of business, Seller has not materially altered its activities and practices with respect to inventory levels of the Product maintained at the wholesale, chain or institutional levels in the Buyer Territory.

3.1.14 Product Financial Information.  Seller or an Affiliate of Seller has made available to Buyer or its Representatives the annual gross sales and net sales (and certain components thereof) for the Product in the Buyer Territory for the [***] (the “Financial Information”).  The Financial Information was prepared from the books and records of Seller or an Affiliate of Seller, as applicable, and fairly presents in all material respects the annual gross sales and net sales for the Product in the Buyer Territory for the periods indicated.

3.1.15 Sufficiency of Purchased Assets.  The Purchased Assets, together with (a) the rights granted, Product supplied and services provided to Buyer pursuant to the Ancillary Agreements, (b) those assets, properties and rights that are not directly or specifically related to the Product Business in any material respect, and (c) those assets, properties and rights set forth in Section 3.1.15 of the Disclosure Schedules, collectively constitute all of the properties, rights, interests and other tangible and intangible assets necessary to enable Buyer to conduct the Product Business in all material respects in the manner in which the Product Business is currently being conducted.

3.1.16 Products.  Each Product sold by or on behalf of Seller or its Affiliates in the Buyer Territory prior to the Closing Date was Manufactured in accordance with applicable Product specifications and applicable Law.

3.1.17 Exclusivity of Representations. SELLER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.2, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY BUYER PURSUANT TO SECTION 2.4.2(b)(ii), BUYER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND SELLER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

3.2 Representations and Warranties of Buyer.   Buyer represents and warrants to Seller as follows:

3.2.1 Corporate Status.  Buyer is a corporation duly organized, validly existing and in good standing under the Laws of Ireland.

3.2.2 Authority.  Buyer has the requisite corporate power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution and delivery of this Agreement and Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the necessary corporate actions of Buyer.  This Agreement constitutes and each Ancillary Agreement to which Buyer is a party, when executed and delivered by Buyer will constitute, the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or similar Laws of general application affecting or relating to the enforcement of creditors rights generally, and subject to equitable principles of general applicability, whether considered in a proceeding at law or in equity.

            3.2.3 Non-Contravention.  The execution, delivery, consummation and performance by Buyer of this Agreement and of each Ancillary Agreement to which it is a party do not and will not (a) violate the certificate of incorporation or bylaws, or comparable organization documents, of Buyer, (b) subject to compliance with the HSR Act, contravene, conflict with or violate any Law or other restriction of any Governmental Authority applicable to Buyer or (c) contravene, conflict with, violate, breach or constitute a default under or result in the termination of any material Contract to which Buyer is a party, except with respect to clause “(c)” for violations or breaches that do not constitute a Buyer Material Adverse Effect.

3.2.4 No Broker.  There is no broker, finder, financial advisor or other Person acting or who has acted on behalf of Buyer or its Affiliates, who is entitled to receive any brokerage or finder’s or financial advisory fee from Seller or any of its Affiliates in connection with the transactions contemplated by this Agreement.

3.2.5 Litigation; Consents.

(a) There is no (i) Litigation (other than any investigation, inquiry, audit or examination) pending or, to the knowledge of Buyer, threatened against Buyer or any of its Affiliates by or before any Governmental Authority and to Buyer’s knowledge, there are no investigations, inquiries, audits or examinations pending or threatened against Buyer or any of its Affiliates by or before any Governmental Authority, or (ii) order or judgment of a Governmental Authority to which Buyer or any of its Affiliates is subject, in each case, except for such Litigation, orders or judgments that would not reasonably be expected to have a Buyer Material Adverse Effect.

(b) Except for (a) if required, the filings under the HSR Act and the expiration or termination of the waiting periods thereunder, and (b) consents, permits or authorizations that if not received, or declarations, filings or registrations that if not made, would not reasonably be expected to have a Buyer Material Adverse Effect, no notice to, filing with, permit of, authorization of, exemption by, or consent of, Governmental Authority or other Person is required for Buyer to consummate the Transactions.

3.2.6 Debarred Personnel. Neither Buyer nor, to Buyer's knowledge, any of its employees or consultants has been debarred or deemed subject to debarment pursuant to Section 306 of the Act nor, to the knowledge of Buyer, are any such Persons the subject of a conviction described in such section.

3.2.7 Financial Capacity.  On the Closing Date, Buyer will have immediately available cash that is sufficient to enable it to consummate the transactions contemplated hereby and by the Ancillary Agreements and perform its obligations hereunder and thereunder.

    3.3 Exclusivity of Representations. BUYER ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE EXPRESS REPRESENTATIONS AND WARRANTIES CONTAINED IN SECTION 3.1, THE ANCILLARY AGREEMENTS TO BE ENTERED INTO AT THE CLOSING AND THE CERTIFICATE DELIVERED BY SELLER PURSUANT TO SECTION 2.4.2(a)(ii), SELLER HAS MADE NO REPRESENTATION OR WARRANTY WHATSOEVER RELATED TO THE TRANSACTIONS CONTEMPLATED HEREBY AND BUYER HAS NOT RELIED ON ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED.

                   ARTICLE 4
                                           PRE-CLOSING COVENANTS

4.1 Access and Information.

4.1.1 During the period commencing on the Execution Date and ending on the earlier to occur of (a) the Closing and (b) the termination of this Agreement in accordance with Article 8 (the “Pre-Closing Period”), Seller shall afford Buyer and its officers, employees, agents, attorneys, consultants, advisors and other representatives (collectively, “Representatives”), continued reasonable access to the Representatives and, through an electronic data room, the books and records of Seller, including the Product Promotional Materials, to the extent related to the Product Business, the Purchased Assets, the Assumed Liabilities, and the Licensed Intellectual Property, and during such period, shall provide to Buyer such information, books and records to the extent that they relate to the Product Business, the Purchased Assets, the Assumed Liabilities, the Closing Inventory or the Licensed Intellectual Property, as Buyer may reasonably request (provided that Seller shall only be required to use its commercially reasonable efforts to provide Buyer any such information, books and records that are in the possession or control of a Third Party), in each case for the purpose of enabling Buyer to verify the accuracy of Seller’s representations and warranties contained in this Agreement, and to continue conducting due diligence in connection with the Transactions, and as may be agreed by Buyer and Seller as useful and allowable for post-Closing integration planning; provided, however, that such access shall not unreasonably disrupt Seller’s ordinary course operations.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access would reasonably be expected, in Seller’s reasonable judgment, (i) violate applicable Law, including applicable antitrust Laws, (ii) jeopardize any attorney/client privilege or other established legal privilege, or (iii) disclose any trade secrets not included in the Licensed Intellectual Property.

4.1.2 As soon as reasonably practicable after the Execution Date, Seller shall request the written consent of the Product Business Employees to the disclosure of their respective official personnel files to Buyer and, as soon as practicable after the Execution Date and during the Pre-Closing Period, Seller shall afford Buyer and its Representatives access to the personnel files of those Product Business Employees who provide such written consent.  To the extent reasonably requested by Buyer, Seller shall arrange to permit Buyer to conduct interviews of any of the Product Business Employees as soon as reasonably practicable after the Execution Date and during the Pre-Closing Period; provided, however, that such access to Product Business Employees shall not unreasonably disrupt Seller’s ordinary course operations.

4.1.3 During the Pre-Closing Period, Buyer hereby agrees that, except as agreed upon by Buyer and Seller, neither it nor any of its Affiliates or Representatives shall contact any licensor, competitor, supplier, distributor or customer of Seller for the purpose of discussing the Product, the Purchased Assets, the Licensed Intellectual Property, the Product Business, this Agreement, the Ancillary Agreements or the Transactions.

4.1.4 During the Pre-Closing Period, Seller shall provide Buyer with copies of its Product Promotional Materials for review and approval by Buyer's promotional review committee in accordance with Buyer's standard operating procedures for its products.

4.2 Ordinary Course of Business.  From and after September 1, 2013 and during the Pre-Closing Period, except (a) as set forth in Schedule 4.2 or as otherwise contemplated by this Agreement or any Ancillary Agreement, (b) as required by applicable Law, (c) for any actions as expressly contemplated by this Agreement, or (d) as Buyer shall otherwise consent in writing, which consent shall not be unreasonably withheld, conditioned or delayed, Seller has, and shall and shall cause each of its Affiliates to:

4.2.1 conduct the Product Business in substantially the same manner as heretofore conducted and in the ordinary course;

4.2.2 use all commercially reasonable efforts to: (a) preserve the Product Business and its goodwill and maintain its relations and goodwill with material suppliers, customers, licensors and licensees and other Persons having business relationships with the Product Business; and (b) prosecute in good faith and maintain all the Patent Rights and other Intellectual Property Rights in the Purchased Assets or Licensed Intellectual Property;

4.2.3 not sell, transfer, lease, license or otherwise dispose of or encumber (other than with a Permitted Encumbrance) any of the Purchased Assets or the Licensed Intellectual Property, other than in connection with the use of Product Promotional Materials in the ordinary course of business;

4.2.4 not (a) terminate, amend in any material way, grant a license under or assign any of the Purchased Contracts or any Contract granting rights in, to, or under the Licensed Intellectual Property in the Buyer Territory or (b) enter into any material Contract relating to the Product Business, other than (i) commercial Contracts that do not relate to the Licensed Intellectual Property that (1) are renewals of existing agreements, or (2) do not adversely affect the value of the Licensed Intellectual Property or the Product Business, or (ii) Contracts with respect to the sale of inventory, in each case ((i) and (ii)), in the ordinary course of business consistent with past practice; provided, that notwithstanding anything herein to the contrary, no Contract subject to this Section 4.2.4 entered into by Seller during the Pre-Closing Period shall be added to Schedule 2.1.1(a)(i) or (ii) as a "Purchased Contract" without the consent of Buyer;

4.2.5 not commence or settle any action, suit or proceeding material to the Product Business, the Purchased Assets or the Licensed Intellectual Property;

4.2.6 other than in the ordinary course of business, not materially alter its activities and practices with respect to inventory levels of the Product maintained at the wholesale, chain or institutional levels in the Buyer Territory; and

4.2.7 not agree, commit or offer (in writing or otherwise) to take any of the actions described in Sections 4.2.3 through 4.2.6.

4.3 Obligation to Consummate the Transaction.  Each of the Parties agrees that, subject to this Section 4.3 and Section 4.4, it shall use its reasonable best efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to the extent permissible under applicable Law, to consummate and make effective the transactions contemplated by this Agreement and to ensure that the conditions set forth in Article 6 are satisfied, insofar as such matters are within the control of either of them.  Without limiting the generality of the foregoing, as soon as reasonably practicable after the Execution Date, Seller shall use its commercially reasonable efforts [***] to obtain the consents referred to in Section 3.1.5(c).

4.4 Competition Filings.

4.4.1 If required pursuant to applicable Law, each of Buyer and Seller shall file or cause to be filed as soon as practicable, and in any event no later than [***] days following the Execution Date, any notifications required under the HSR Act and any comparable filing required by applicable foreign Law.  Thereafter, each of Buyer and Seller shall use commercially reasonable efforts to respond as promptly as practicable to any inquiries or requests received from any Governmental Authority for additional information or documentation and to cause the waiting periods or approvals under the HSR Act and any applicable foreign Law to terminate or expire or to be approved at the earliest possible date after the date of filing; provided, however, that Buyer shall have the right to withdraw and re-file its HSR notification if Buyer reasonably determines that doing so is likely to cause the waiting period under the HSR Act to terminate or expire sooner.

4.4.2 Buyer and Seller shall cooperate with each other and shall (a) promptly prepare and file all necessary documentation and (b) effect all necessary applications, notices, petitions and filings and execute all agreements and documents.  In connection with the foregoing, Buyer shall have the right to review and approve in advance all characterizations of the information relating to Buyer; Seller shall have the right to review and approve in advance all characterizations of the information relating to Seller and its Affiliates; and each of Buyer and Seller shall have the right to review and approve in advance all characterizations of the information relating to the transactions contemplated hereby, in each case, that appear in any material filing made in connection with this Section 4.4.

4.4.3 Notwithstanding anything in this Agreement to the contrary, Buyer shall take any and all steps necessary or advisable to obtain a waiver or consent or approvals from any Governmental Authority required to satisfy the conditions set forth in Section 6.1.1 and Section 6.1.2, as applicable, or to avoid the entry of or have lifted, vacated or terminated any order of a Governmental Authority or other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement so as to enable the Parties to close the transactions contemplated hereby as promptly as commercially practicable, and in any event prior to the End Date.  Such steps shall include: (a) proposing, negotiating, offering to commit and effecting (and if such offer is accepted, committing to and effecting) the sale, divestiture or disposition (including by licensing any intellectual property rights) of any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses) other than the Purchased Assets; (b) terminating any existing relationships and contractual rights and obligations; (c) otherwise offering to take or offering to commit to take any action which Buyer is capable of taking and, if the offer is accepted, taking or committing to take such action that limits Buyer’s and its Affiliates’ freedom of action with respect to, or their ability to retain, any assets or businesses of Buyer or any of its Affiliates (or equity interests held by Buyer or any of its Affiliates in entities with assets or businesses) other than the Purchased Assets; and (d) in the event that any action is filed seeking a permanent or preliminary injunction or other order or restraint or any other Proceeding that would make consummation of the transactions contemplated by this Agreement and the Ancillary Agreements unlawful or that would prevent or delay consummation of the transactions contemplated by this Agreement and the other Ancillary Agreements, promptly taking any and all steps (including the appeal thereof, the posting of a bond or the taking of the steps contemplated by clauses (a) and (b) of this Section 4.4.3) necessary to vacate, modify or suspend such injunction or order so as to satisfy the conditions set forth in Section 6.1.1 and Section 6.1.2 and enable the Parties to close the transactions contemplated hereby as promptly as practicable, and in any event prior to the Termination Date.

4.4.4 All filing fees under the HSR Act and any applicable foreign Law, and all expenses (other than legal fees and expenses, which shall be borne by the Party incurring such expenses) in complying with any request for additional information or documentary material from any applicable Governmental Authority, shall be borne by [***].

4.5 Notices.

4.5.1 Subject to Section 5.4, during the Pre-Closing Period, each Party shall give prompt written notice to the other Party of any Litigation, examination or audit in which such Party is involved as a party that concerns and would reasonably be expected to materially and adversely affect the Product Business, Purchased Assets or Licensed Intellectual Property or the other Party’s rights in the same or that would otherwise reasonably be expected to have a Material Adverse Effect or Buyer Material Adverse Effect, as applicable. During the Pre-Closing Period, Seller shall promptly (and in any event within [***] Business Days) notify Buyer following receipt of written notice of any Paragraph IV certification notice in accordance with 21 U.S.C. §355(j)(2)(B)(ii) or 21 U.S.C. §355(b)(3)(B) advising Seller or any of its Affiliates of the filing of an Abbreviated New Drug Application or Section 505(b)(2) NDA with respect to the Product and provide Buyer a copy of each such certification notice.

4.5.2 During the Pre-Closing Period,  (a) Seller shall promptly notify Buyer in writing of any event, condition, fact or circumstance that reasonably would be expected to make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.2 impossible or unlikely, and (b) Buyer shall promptly notify Seller in writing of any event, condition, fact or circumstance that reasonably would be expected to (i) make the satisfaction of any of the conditions set forth in Section 6.1 or Section 6.3 impossible or unlikely or (ii) cause Buyer’s representations and warranties in Section 3.2.7 to be untrue in any respect prior to or as of the End Date.

4.5.3 No notification or update by Seller under Section 4.5.1 or Section 4.5.2 or by Buyer under Section 4.5.1 shall be taken into account (or, with respect to Seller, deemed to supplement or amend the Disclosure Schedules) for the purpose of: (x) determining the accuracy of any representation or warranty made by Seller or Buyer, as applicable (for purposes of Article 7 or otherwise); or (y) determining whether any of the conditions set forth in Section 6.1, Section 6.2 or Section 6.3, as applicable, has been satisfied.

4.6 No Negotiation.  During the Pre-Closing Period and subject to this Section 4.6, Seller shall not (and shall cause each of its Affiliates and their respective Representatives not to), directly or indirectly:

4.6.1 solicit or encourage the initiation of any inquiry, proposal or offer from any Person (other than Buyer) relating to a Prohibited Transaction;

4.6.2 participate in any discussions or negotiations or enter into any agreement with, or provide any non-public information to, any Person (other than Buyer or its Representatives) relating to or in connection with a Prohibited Transaction; or

4.6.3 consider, entertain or accept any proposal or offer from any Person (other than Buyer) relating to a Prohibited Transaction.

Seller shall promptly notify Buyer in writing of any inquiry, proposal or offer relating to Prohibited Transaction that is received by Seller or any of its Affiliates or any of their respective Representatives during the Pre-Closing Period. Notwithstanding the foregoing, Seller’s obligations under this Section 4.6 shall terminate in the event that Buyer provides Seller any notice contemplated in Section 4.5.2.

4.7 Paragraph IV Notices.  During the Pre-Closing Period, if Seller or any of its Affiliates receives a notice under 21 U.S.C. §355(b)(2)(A)(iv) or 355(j)(2)(A)(vii)(IV) concerning the Product (a “Paragraph IV Claim”), then Seller shall provide a copy of such Paragraph IV Claim to Buyer within [***] Business Day after its receipt thereof, and Buyer shall promptly cooperate with Seller or an appropriate Affiliate of Seller to enter into a common interest agreement regarding actions to be taken in response to such Paragraph IV Claim.  Seller or one of its Affiliates shall initiate patent infringement litigation in a jurisdiction acceptable to Buyer for such Paragraph IV Claim (“Product ANDA Litigation”) within [***] days after receipt of the Paragraph IV Claim by Seller or any of its Affiliates.  Seller shall engage outside counsel reasonably acceptable to Buyer in any Product ANDA Litigation.  Buyer shall review and approve any complaint or other filing made by or on behalf of Seller in any Product ANDA Litigation.  Seller will transfer control of any Product ANDA Litigation to Buyer promptly after the Closing.  In addition to the foregoing, in respect of any Product ANDA Litigation controlled by Seller, Seller shall (a) keep Buyer reasonably informed regarding Seller’s actions with respect to such action and (b) promptly provide Buyer with copies of all documents and other materials filed by any party to such Product ANDA Litigation with the court before which such Product ANDA Litigation is pending.  Notwithstanding the foregoing, it is understood and agreed that (x) except for the original notice of a Paragraph IV Claim, Seller’s shall not be obligated to share information pursuant to this Section 4.7 until a common interest agreement has been mutually agreed to and executed by the Parties; and (y) Seller and its Affiliates shall retain the right to initiate Product ANDA Litigation prior to the Closing Date in response to a Paragraph IV Claim.

4.8 Clinical Supply Agreement.  Promptly following the date hereof, Buyer and Seller shall commence good faith negotiations of the Clinical Supply Agreement and shall enter into such agreement on the Closing Date.

4.9 Incentive Plan.  At any time following the date hereof, upon the request of Buyer Seller shall establish an incentive plan to compensate Seller's sales representatives and other employees supporting the Product Business on terms to be established by Seller and reasonably acceptable to Buyer, with the costs of such plan to be paid [***].  Any such plan shall be subject to Seller's internal compliance procedures.

                     ARTICLE 5

ADDITIONAL COVENANTS

5.1 Cooperation in Litigation and Investigations.  Subject to Section 5.4 and except as set forth in any Ancillary Agreement, from and after the Closing Date, Buyer and Seller shall fully cooperate with each other in the defense or prosecution of any Litigation, examination or audit instituted prior to the Closing or which may be instituted thereafter against or by either Party relating to or arising out of the conduct of the Product Business or the Exploitation or Manufacture of the Product in the Buyer Territory prior to or after the Closing (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements).  In connection therewith, and except as set forth in any Ancillary Agreement, from and after the Closing Date, each of Seller and Buyer shall make available to the other during normal business hours and upon reasonable prior written notice, but without unreasonably disrupting its business, all records relating exclusively to the Purchased Assets, the Licensed Intellectual Property, the Assumed Liabilities and the Excluded Liabilities held by it and reasonably necessary to permit the defense or investigation of any such Litigation, examination or audit (other than Litigation between Buyer and Seller or their respective Affiliates arising out of the transactions contemplated hereby or by the Ancillary Agreements, with respect to which applicable rules of discovery shall apply), and shall preserve and retain all such records for the length of time contemplated by its standard record retention policies and schedules.  The Party requesting such cooperation shall pay [***]. From and after the Closing Date, Buyer shall be responsible for the defense of any Paragraph IV Claim.  After such transition, upon Buyer’s reasonable request, Seller shall promptly execute any instruments and documents that are necessary to effect such transition and Seller shall reasonably cooperate with Buyer in the defense of such Paragraph IV Claim.

5.2 Further Assurances.

5.2.1 Each of Seller and Buyer shall, at any time or from time to time after the Closing, at the request and expense of the other, execute and deliver to the other all such instruments and documents or further assurances as the other may reasonably request in order to (a) vest in Buyer all of the rights, title and interests of Seller and the Specified Affiliates in and to the Purchased Assets as contemplated hereby, (b) effectuate Buyer’s assumption of the Assumed Liabilities and (c) grant to each Party all rights contemplated herein to be granted to such Party under the Ancillary Agreements; provided, however, that after the Closing, apart from such customary further assurances, neither Seller nor Buyer shall have any other obligations except as specifically set forth and described herein or in the Ancillary Agreements.  Without limitation of the foregoing, except as expressly set forth in the Ancillary Agreements, neither Seller nor Buyer shall have any obligation to assist or otherwise participate in the amendment or supplementation of the Purchased Regulatory Approvals or otherwise to participate in any filings or other activities relating to the Purchased Regulatory Approvals other than as necessary to effect the assignment thereof to Buyer in connection with the Closing pursuant to this Agreement.

5.2.2 To the extent that Seller’s rights under any Purchased Asset may not be assigned without the approval, consent or waiver of another Person and such approval, consent or waiver has not been obtained prior to the Closing, Seller shall for a period of up to [***] after the Closing, (a) use its commercially reasonable efforts to obtain all necessary approvals, consents and waivers to the assignment and transfer thereof, and Buyer shall use its commercially reasonable efforts to assist and cooperate with Seller in connection therewith[***]; and (b) until any such approval, consent or waiver is obtained and the related Purchased Asset is transferred and assigned to Buyer or Buyer’s designee, use its commercially reasonable efforts to provide to Buyer substantially comparable benefits thereof and enforce, at the request of and for the account of Buyer, any rights of Seller arising under any such Purchased Asset against any Person.  To the extent that Buyer is provided with benefits of any such Purchased Asset, Seller shall perform the obligations of Seller thereunder.  It is understood and agreed that, in the event of Seller’s or an Affiliate’s inability to assign or transfer a Purchased Contract identified on Schedule 2.1.1(a)(i) or 2.1.1(a)(ii) within the time permitted above, Seller or the applicable Affiliate shall remain responsible for completion of the applicable Purchased Contract as Buyer’s agent, [***] as described in the Transition Services Agreement; provided that, in the case of “master” or enterprise-wide agreements on Schedule 2.1.1(a)(ii), [***].

5.3 Publicity.  No public announcement related to this Agreement or the transactions contemplated herein will be issued without the joint approval of Seller and Buyer, which approval shall not be unreasonably withheld, conditioned or delayed, except in any public disclosure which either Seller or Buyer, in its good faith judgment, believes is required by applicable Law or by any stock exchange on which its securities or those of its Affiliates are listed.  If either Party, in its good faith judgment, believes such disclosure is required, such Party will use its commercially reasonable efforts to consult with the other Party and its Representatives, and to consider in good faith any revisions proposed by the other Party or its Representatives, as applicable, prior to making (or prior to any of its Affiliates making) such disclosure, and shall limit such disclosure to only that information which is legally required to be disclosed.  Notwithstanding the foregoing, neither Seller nor Buyer shall issue or permit any of its Affiliates to issue any public announcement of the execution of this Agreement without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. Nothing herein shall prohibit a Party to issue a press release that includes information that was previously made public without such Party’s violation of this Section 5.2.2.

5.4 Confidentiality.

5.4.1 Prior to the Closing, all Confidential Information provided by one Party (or its Representatives or Affiliates) (collectively, the “Disclosing Party” with respect to such information) to the other Party (or its Representatives or Affiliates) (collectively, the “Receiving Party” with respect to such information) shall be subject to and treated in accordance with the terms of the Confidentiality Agreement.  As used in this Section 5.4, “Confidential Information” means, as to a Party (a) all information disclosed by such Party (or its Representatives or Affiliates) to the Receiving Party in connection with this Agreement or any Ancillary Agreement, including all information with respect to the Disclosing Party’s licensors, licensees or Affiliates, (b) all information disclosed to the Receiving Party by the Disclosing Party under the Confidentiality Agreement, and (c) all memoranda, notes, analyses, compilations, studies and other materials prepared by or for the Receiving Party to the extent containing or reflecting the information in the preceding clause (a) or (b).  Notwithstanding the foregoing, Confidential Information shall not include information that, in each case as demonstrated by competent written documentation:

(i) was already known to the Receiving Party or its Affiliates, other than under an obligation of confidentiality, at the time of disclosure by the Disclosing Party;

(ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the Receiving Party;

(iii) became generally available to the public or otherwise part of the public domain after its disclosure to the Receiving Party other than through any act or omission of the Receiving Party in breach of this Agreement or the Confidentiality Agreement;

(iv) is subsequently disclosed to the Receiving Party by a Third Party without obligations of confidentiality with respect thereto; or

(v) is subsequently independently discovered or developed by the Receiving Party without the aid, application or use of Confidential Information of the Disclosing Party.

5.4.2 From and after the Closing, (i) all Confidential Information obtained by Seller (or its Affiliates or Representatives) from Buyer (or its Affiliates or Representatives) and (ii) all Confidential Information to the extent relating solely to the Product Business (other than Confidential Information relating to the Licensed Intellectual Property), the Purchased Assets and the Assumed Liabilities ((i) and (ii), collectively, the “Buyer Confidential Information”) shall be deemed to be Confidential Information disclosed by Buyer to Seller for purposes of this Section 5.4 shall be used by Seller solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement, any Ancillary Agreement, (including for purposes of engaging in pharmacovigilance tasks, including maintaining the global safety database for the Product), any Other Agreement or any Contract related to the Product pursuant to which Seller or any of its Affiliates obtains rights to the Licensed Intellectual Property, (b) undertake Manufacturing activities in support of Buyer’s operations in the Buyer Territory, (c) operate the business of Seller and its Affiliates in the Seller Territory, and with respect to Excluded Assets only, in the Buyer Territory, or (d) comply with applicable Law (each of (a) through (d), a “Seller Permitted Purpose”), and for no other purpose.  For a period of [***] years after the Closing Date, Seller shall not disclose, or permit the disclosure of, any of the Buyer Confidential Information to any Person except those Persons to whom such disclosure is necessary in connection with any Seller Permitted Purpose and Seller shall not use the Buyer Confidential Information except in connection with the Seller Permitted Purpose.  Seller shall treat, and will cause its Affiliates and the Representatives of Seller or any of its Affiliates to treat, the Buyer Confidential Information as confidential, using the same degree of care as Seller normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

5.4.3 All Confidential Information obtained by Buyer (or its Affiliates or Representatives) from Seller (or its Affiliates or Representatives) other than the Buyer Confidential Information (the “Seller Confidential Information”) shall be used by Buyer solely as required to (a) perform its obligations or exercise or enforce its rights under this Agreement, any Ancillary Agreement or any Other Agreement, or (b) comply with applicable Law (each of (a) and (b), a “Buyer Permitted Purpose”), and for no other purpose.  For a period of [***] years after the Closing Date, Buyer shall not disclose, or permit the disclosure of, any of Seller Confidential Information to any Person except to its employees and consultants under a duty of confidentiality or to Persons to whom such disclosure is necessary in connection with a Buyer Permitted Purpose and Buyer shall not use, or permit the use of, the Seller Confidential Information, except in connection with a Buyer Permitted Purpose or other internal business purpose.  Buyer shall treat, and will cause its Affiliates and the Representatives of Buyer or any of its Affiliates to treat, Seller Confidential Information as confidential, using the same degree of care as Buyer normally employs to safeguard its own confidential information from unauthorized use or disclosure, but in no event less than a reasonable degree of care.

5.4.4 In the event either Party is requested pursuant to, or required by, applicable Law to disclose any of the other Party’s Confidential Information (i.e., Seller Confidential Information or Buyer Confidential Information, as applicable), it will notify the other Party in a timely manner so that such Party may seek a protective order or other appropriate remedy or, in such Party’s sole discretion, waive compliance with the confidentiality provisions of this Agreement.  Each Party will cooperate in all reasonable respects in connection with any reasonable actions to be taken for the foregoing purpose.  In any event, the Party requested or required to disclose such Confidential Information may furnish it as requested or required pursuant to applicable Law (subject to any such protective order or other appropriate remedy) without liability hereunder, provided that such Party furnishes only that portion of the Confidential Information which such Party is advised by an opinion of its counsel is legally required, and if confidential treatment is available such Party exercises reasonable efforts to obtain reliable assurances that confidential treatment will be accorded such Confidential Information.

5.4.5 Nothing in this Section 5.4 shall be construed as preventing or in any way inhibiting either Party from complying with applicable Law governing activities and obligations undertaken pursuant to this Agreement or any Ancillary Agreement in any manner which it reasonably deems appropriate. Either Party may disclose information relating to this Agreement to the SEC or any securities exchange or any governmental entity if required by applicable Law, provided that the Disclosing Party shall: (x) unless prohibited by applicable Law, provide the other Party with reasonable advance notice of and an opportunity to comment on any such required disclosure, (y) if requested by such other Party, seek, or cooperate with such Party’s efforts to obtain, confidential treatment or a protective order with respect to any such disclosure to the extent available at the Disclosing Party’s expense, and (z) take into consideration the comments of such other Party in any such disclosure or request for confidential treatment or protective order; provided, however, that a Party shall not be required to provide any notice to the other Party with respect to any disclosure in any securities filings (including 10-K filings and 10-Q filings) that discloses information that has been previously disclosed in an earlier filing or press release or that reports aggregate financial results related to this Agreement.

5.5 FDA Letters.  Buyer and Seller shall file the Buyer FDA Letters and Seller FDA Letters, respectively, with FDA within [***] after the Closing Date; provided that Buyer's obligation shall be conditioned on it receiving from Seller not less than [***] prior to the Closing Date the complete regulatory file from Seller for all the relevant INDs and NDAs. Transfer of title to the NDA and the INDs for the Product shall be effective as of the Closing.

5.6 Regulatory Responsibilities.

5.6.1 From and after the Closing, subject to the terms of the Transition Services Agreement and except as required by a Party to comply with applicable Law or to exercise its rights and obligations hereunder or under any other Ancillary Agreement, (a) Buyer shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals necessary for the Product Business, and for conducting communications with Governmental Authorities of competent jurisdiction, for the Product and any Other Product in the Buyer Territory, and (b) Seller (on its own behalf or through Seller’s licensees, sublicensees or distributors, as applicable) shall have the sole right and responsibility for preparing, obtaining and maintaining all Regulatory Approvals, and for conducting communications with Governmental Authorities of competent jurisdiction, for the Product in the Seller Territory.  Without limitation of the foregoing, promptly following the Closing, Buyer shall obtain such FDA approvals as are necessary for Buyer’s own Product labeling and shall comply with such FDA approvals upon receipt thereof.

5.6.2 Subject to the terms of the Transition Services Agreement from and after the Closing (a) Seller shall support Buyer, as may be reasonably necessary and practicable, [***], in preparing, obtaining and maintaining all Regulatory Approvals for the Product in the Buyer Territory, including providing necessary documents or other materials required by applicable Law for Buyer to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement; and (b) Buyer shall support Seller, as may be reasonably necessary and practicable, [***], in preparing, obtaining and maintaining all Regulatory Approvals for the Product in the Seller Territory, including providing necessary documents or other materials required by applicable Law for Seller to obtain or maintain such Regulatory Approvals, in each case, in accordance with the terms and conditions of this Agreement.

5.6.3 Subject to the immediately following sentence and except to the extent otherwise provided in the Supply Agreement or the Transition Services Agreement, from and after the Closing, (a) Buyer shall provide Seller with (i) copies of all written or electronic correspondence relating to the Product or any Other Product in the Buyer Territory, received by Buyer, its Affiliates, licensees, sublicensees or distributors from, or submitted by Buyer, its Affiliates, licensees, sublicensees or distributors to, Regulatory Authorities and (ii) copies of all meeting minutes and other similar summaries of all meetings, conferences and discussions held by Buyer with Regulatory Authorities to the extent relating solely to the Product or any Other Product, including copies of all contact reports produced by Buyer and its Affiliates, licensees, sublicensees and distributors, in each case ((i) and (ii)), within [***] Business Days after Buyer’s receipt, submission or production of the foregoing, as applicable; and (b) Seller shall provide Buyer with (i) copies of all written or electronic correspondence relating to the Product received by Seller, its Affiliates, licensees, sublicensees or distributors from, or submitted by Seller, its Affiliates, licensees, sublicensees or distributors to, Regulatory Authorities and (ii) copies of all meeting minutes and other similar summaries of all meetings, conferences and discussions held by Seller with Regulatory Authorities to the extent relating solely to the Product in the Buyer Territory, including copies of all contact reports produced by Seller and its Affiliates, licensees, sublicensees and distributors, in each case ((i) and (ii)), within [***] Business Days after Seller’s receipt, submission or production of the foregoing, as applicable.  If such written or electronic correspondence received from a Regulatory Authority relates to the withdrawal, suspension, revocation or variation of a Regulatory Approval for the Product or any Other Product, the prohibition or suspension of the supply of the Product or any Other Product, or the initiation of any investigation, review or inquiry by such Regulatory Authority concerning the safety of the Product or any Other Product, except to the extent otherwise provided in the Supply Agreement, then the Party that received such written or electronic correspondence shall notify the other Party and provide the other Party with copies of such written or electronic correspondence as soon as practicable, but not later than [***] Business Days after receipt of such correspondence. The Party that received such written or electronic correspondence shall provide the other Party a draft of any written response thereto reasonably in advance (in light of the prevailing circumstances) of submitting such response to the applicable Regulatory Authorities.  Buyer shall notify Seller as soon as practicable if Buyer reasonably believes that the last patient last visit dates for the Phase IV Commitments will be delayed beyond the estimated dates included in the Phase IV Commitments as of the Closing Date (or any subsequent estimated dates).

5.7 Access to Regulatory Approvals and Documentation.

5.7.1 From and after the Closing, upon Buyer’s reasonable request, Seller promptly shall (a) provide to Buyer, [***], copies of the Licensed Regulatory Documentation as shall be reasonably requested by Buyer solely for purposes of exercising its rights under the grants in Section 2.1 of the License Agreement and (b) provide to Buyer and to any specified Governmental Authority in the Buyer Territory a letter, in the form reasonably requested by Buyer, acknowledging that Buyer has the right of reference to any Licensed Regulatory Documentation as necessary to Exploit the Product or any Other Product in the Buyer Territory.  Notwithstanding anything to the contrary contained in this Agreement, Seller shall not be required to disclose any information or provide any such access if such disclosure or access could, in Seller’s reasonable discretion, (x) violate (i) applicable Law or (ii) any binding agreement entered into by Seller prior to the Closing Date, including any confidentiality agreement to which Seller is a party (provided, that Seller shall use commercially reasonable efforts to obtain consent from any Third Party to any such binding agreement to enable Seller to disclose such information), (y) jeopardize any attorney/client privilege or other established legal privilege or (z) disclose any Trade Secrets.

            5.7.2 From and after the Closing, upon Seller’s reasonable request, Buyer promptly shall (a) provide to Seller, [***], copies of the Buyer Regulatory Approvals and Documentation as shall be reasonably requested by Seller solely for purposes of exercising its rights under the grants in Section 2.4 of the License Agreement and (b) provide to Seller and to any specified Governmental Authority in the Seller Territory a letter, in the form reasonably requested by Seller, acknowledging that Seller has the right of reference to any Buyer Regulatory Approvals and Documentation as necessary to Exploit the Product or any Other Product in the Seller Territory.  Notwithstanding anything to the contrary contained in this Agreement, Buyer shall not be required to disclose any information or provide any such access if such disclosure or access could, in Buyer’s reasonable discretion, (x) violate (i) applicable Law or (ii) any binding agreement entered into by Buyer prior to the Closing Date, including any confidentiality agreement to which Buyer is a party (provided, that Buyer shall use commercially reasonable efforts to obtain consent from any Third Party to any such binding agreement to enable Buyer to disclose such information), (y) jeopardize any attorney/client privilege or other established legal privilege or (z) disclose any Trade Secrets.

5.8 Pharmacovigilance Obligations.  This Section 5.8 shall be effective from and after Closing Date.

5.8.1 Pharmacovigilance Agreement.  Within [***] Business Days after the Closing Date, the Parties shall negotiate and execute a separate pharmacovigilance agreement to set forth the responsibilities of each Party or their designees with respect to the pharmacovigilance matters relating to the Product and shall include, at a minimum, the following provisions of Section 5.8.2 and Section 5.8.3 (the “Pharmacovigilance Agreement”). Each Party shall duly and punctually perform all of its obligations under the Pharmacovigilance Agreement and in compliance with applicable Law.

5.8.2 Legacy Safety Data.  Seller and its Affiliates shall provide Buyer an electronic copy of the CIOMS I form for all legacy data of Adverse Events with respect to the Product that is within Seller’s (or its Affiliate’s, as appropriate) possession, for inclusion in Buyer’s safety database for the Product.

            5.8.3 Exchange of Ongoing Safety Data.

(a) Each Party agrees to notify the other Party of any information of which such Party becomes aware concerning any Adverse Event with respect to the Product (and, for Buyer, any Other Product) whether or not determined to be attributable to the Product (or, for Buyer, any Other Product).  Such notice shall be provided in English within [***] days after such Party becomes aware of such information where such potential Adverse Event is Serious and associated with the clinical uses, studies, investigations, tests or marketing of the Product (and, for Buyer, any Other Product). Such notice shall be provided in English within [***] days after such Party becomes aware of such information for all other Adverse Events (non-Serious expected or non-Serious Unexpected Adverse Experiences) reported to a Party in connection with the clinical uses, studies, investigations, tests or marketing of the Product (and, for Buyer, any Other Product).  “Serious” as used in this Section 5.8.3 refers to an experience which results in death, is immediately life threatening, results in persistent and significant disability/incapacity or requires in-patient hospitalization, or prolongation of existing hospitalization, or is a congenital anomaly, cancer or an overdose.  Other important medical events that may jeopardize the patient or may require intervention to prevent one of the outcomes previously listed are also considered serious.  “Unexpected” as used in this Section 5.8.3 refers to a condition or development not listed in the current labeling or investigator’s brochure for the Product (or, for Buyer, any Other Product), and includes an event that may be symptomatically and pathophysiologically related to an event listed in the labeling, but differs from the event because of increased frequency or greater severity or specificity.

(b) With respect to clinical trials being carried out by or on behalf of a Party, Adverse Event reports of unexpected and fatal or life-threatening events which are possibly, probably, definitely related or of unknown relationship to the use of the Product (and, for Buyer, any Other Product) must be forwarded to the other Party within [***] days after receipt of the information. It is understood and agreed that these Adverse Event reporting requirement provisions are based on the policies and procedures of the Parties and regulatory reporting requirements. In the event of changes to regulatory requirements for Adverse Event reporting, the Parties agree to comply with any such reasonably required revised notification requirements.

(c) From and after the Closing, Buyer shall be responsible for notifying all investigators for any clinical trials with respect to the Product or any Other Product conducted by or on behalf of Buyer (other than, for clarity, clinical trials conducted by Seller as part of the Retained Phase IV Commitments) of any Adverse Events that meet expedited reporting requirements in a country, including (i) Serious and Unexpected adverse reactions to the Product or Other Product and (ii) Serious Adverse Events, that are possibly, probably or definitely related or have an unknown relationship to the use of the Product or the Other Product within the time period required by applicable Law, but in no event later than [***] days after receipt of such information.  It is understood and agreed that this notification requirement is based on the policies and procedures of the Parties and regulatory reporting requirements.  In the event of changes to regulatory requirements for such notification of investigators, the Parties agree to comply with any such revised notification requirements.

(d) Except as otherwise provided in the Transition Services Agreement, (i) Buyer shall be responsible for complying with all applicable Adverse Event reporting obligations to any Regulatory Authority with respect to the Product and any Other Product in (A) the Buyer Territory and (B) the Seller Territory to the extent such Adverse Event reporting obligations arise out of the Transferred Phase IV Commitments and (ii) except as provided in the immediately preceding clause (B), Seller shall be responsible for complying with all applicable Adverse Event reporting obligations to any Regulatory Authority with respect to the Product in the Seller Territory.

5.9 Medical and Other Inquiries.  Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing Date, Buyer or its designee (a) shall be responsible for, and shall handle and respond to, all customer complaints and inquiries (including medical and non-medical inquiries) related to the Product or any Other Product used, marketed, distributed or sold in the Buyer Territory (provided, that Buyer shall consult and coordinate with Seller prior to communicating with any Regulatory Authority in connection with any customer complaints and reported defects with respect to the Product or any Other Product in the Buyer Territory), and (b) shall be responsible for, and shall conduct, all correspondence and communication with physicians and other health care professionals in the Buyer Territory relating to the Product or any Other Product.  Buyer shall keep such records and make such reports as shall be reasonably necessary to document such communications in compliance with applicable Law.

5.10 Commercialization.  Except to the extent otherwise provided in the Transition Services Agreement, from and after the Closing Date, (a) Buyer, [***], shall be responsible for and have sole discretion over the commercialization, marketing strategy, promotion, distribution and sale of the Product and any Other Product in the Buyer Territory and shall independently determine and set prices for the Product and any Other Product in the Buyer Territory, including the selling price, volume discounts, Rebates, chargeback claims, and similar matters; (b) Buyer shall be responsible, [***], for all marketing, advertising and promotional materials in the Buyer Territory related to the Product and any Other Product; and (c) Buyer or its Affiliates shall be responsible for receiving and processing all orders, undertaking all invoicing, collection and receivables, and providing all customer service related to the sale of the Product and any Other Product in the Buyer Territory.

5.11 Returned Products, Chargebacks, Rebates, Health Care Reform Fees and Coupons. The Parties shall comply with all applicable terms and conditions of the Transition Services Agreement, which shall, at a minimum, address respective rights, obligations and payment issues pertaining to the transition of NDC numbers, returned products, Rebate payments, chargeback claims, Health Care Reform Fees, coupons and vouchers, and government program price reporting issues.

5.12 Post-Closing Responsibility for Product.

5.12.1 Following the Closing, Buyer shall maintain the validity and good standing of the Purchased Regulatory Approvals such that (a) during the term of the Supply Agreement, Seller is authorized to Manufacture (or have Manufactured pursuant to and in accordance with the Supply Agreement) the Product in the Buyer Territory and (b) during the term of the License Agreement (and, in any event, at all times prior to the payment in full of all Milestone Payments hereunder), Buyer is authorized to sell the Product under the name “SAPHRIS” in the Buyer Territory, in each case, in accordance with applicable Law.  Except as permitted by this Agreement, the Supply Agreement or the License Agreement, Buyer shall not knowingly (i) alter or impair any Purchased Regulatory Approval in any commercially unreasonable manner, or (ii) unreasonably fail to take any commercially reasonable action or take or permit to be taken any commercially unreasonable action, with respect to the Purchased Assets that is reasonably likely to materially adversely affect Seller’s or Seller’s Affiliates’ ability to (A) Manufacture or have Manufactured the Product in the Buyer Territory or (B) otherwise exercise their rights with respect to the Excluded Assets.

5.12.2 From and after the Closing Date, (a) Buyer shall fund, direct, and pursuant to the timelines set forth in the Transition Services Agreement, conduct the Transferred Phase IV Commitments, and (b) Seller shall fund (subject to reimbursement), direct, and pursuant to the timelines set forth in the Transition Services Agreement, conduct the Retained Phase IV Commitments, in each case ((a) and (b)), all in accordance with applicable Law, including cGCP, and FDA requirements.  [***]

5.13 Certain Tax Matters.

             5.13.1 Transfer Taxes and Apportioned Obligations.

(a) All amounts due under this Agreement are exclusive of sales, use, goods and services, value added, excise, and other Taxes, duties or charges of a similar nature imposed by any Governmental Authority, or other taxing authority. If any sales, use, goods and services, value added, excise, or other Taxes, duties or charges of a similar nature will be chargeable with respect to payments or transactions hereunder, Buyer shall pay, or upon receipt of invoice from Seller shall reimburse Seller for, these amounts at the rate in force at the due time for payment or such other time as is stipulated under the relevant legislation.  Each of Seller and Buyer shall use commercially reasonable efforts to minimize obligations relating to Taxes of the nature described in this Section 5.13.1 as a result of the transactions contemplated by this Agreement.

(b) All personal property and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer [***].

(c) Apportioned Obligations and transfer taxes shall be timely paid, and all applicable filings, reports and returns shall be filed, as provided by applicable Law.  With respect to the Apportioned Obligations, the paying Party shall be entitled to reimbursement from the non-paying Party in accordance with Section 5.13.1(b).  Upon payment of any such Apportioned Obligation, the paying Party shall present a statement to the non-paying Party setting forth the amount of reimbursement to which the paying Party is entitled under Section 5.13.1(b) together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed.  The non-paying Party shall make such reimbursement promptly but in no event later than [***] days after the presentation of such statement.

5.13.2 Cooperation and Exchange of Information.  Each of Seller and Buyer shall (a) provide the other with such assistance as may reasonably be requested by the other in connection with the preparation of any Tax Return, audit or other examination by any taxing authority or judicial or administrative proceeding relating to Liability for Taxes in connection with the Product Business or the Purchased Assets, (b) retain and provide the other with any records or other information that may be relevant to such Tax Return, audit or examination, proceeding or determination and (c) inform the other of any final determination of any such audit or examination, proceeding or determination that affects any amount required to be shown on any Tax Return of the other for any period.

5.13.3 Survival of Covenants.  The covenants contained in this Section 5.13 shall survive until [***] days after the expiration of the applicable statute of limitations (including extensions thereof).

5.14 Accounts Receivable and Payable.

5.14.1 Accounts Receivable.  The Parties acknowledge and agree that all Accounts Receivable outstanding on the Closing Date shall remain the property of Seller or its Affiliates and shall be collected by Seller or its Affiliates subsequent to the Closing.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any payments from any obligor with respect to an Account Receivable, then Buyer shall, within [***] days of receipt of such payment, remit the full amount of such payment to Seller.  In the case of the receipt by Buyer of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Buyer with the excess, if any, remitted to Seller.  In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any payments from any obligor with respect to an account receivable of Buyer for any period after the Closing Date, then Seller shall, within [***] days of receipt of such payment, remit the full amount of such payment to Buyer.  In the case of the receipt by Seller of any payment from any obligor of both Seller and Buyer then, unless otherwise specified by such obligor, such payment shall be applied first to amounts owed to Seller with the excess, if any, remitted to Buyer.

5.14.2 Accounts Payable.  In the event that, subsequent to the Closing, Buyer or an Affiliate of Buyer receives any invoices from any Third Party with respect to any account payable or other Liability of the Product Business that constitutes an Excluded Liability, then Buyer shall, within [***] days of receipt of such invoice, provide such invoice to Seller. In the event that, subsequent to the Closing, Seller or any of its Affiliates receives any invoices from any Third Party with respect to any account payable of Buyer or any of its Affiliates for any period after the Closing that constitutes an Assumed Liability, then Seller shall, within [***] days of receipt of such invoice, provide such invoice to Buyer. It is hereby clarified that all such accounts payable are Excluded Liabilities and shall be satisfied by Seller.

5.14.3 In the event of a conflict or ambiguity between this Section 5.14 and any applicable section of the Transition Services Agreement, the Transition Services Agreement shall control.

5.15 Net Sales Reports; Audit Rights.

5.15.1 Until Buyer has satisfied its reporting obligations set forth in this Section 5.15.1 with respect to the Reporting Period, Buyer shall provide Seller with reasonably detailed quarterly reports, not later than [***] days after the end of each Calendar Quarter, of the aggregate gross sales of Product and any Other Product and Net Sales in the Buyer Territory for such Calendar Quarter (the “Net Sales Reports”).  The Net Sales Report for the fourth Calendar Quarter of each Calendar Year also shall include the aggregate gross sales of Product and any Other Products and Net Sales in the Buyer Territory for such Calendar Year. All Net Sales Reports shall include separate line items for gross sales and Net Sales of each SKU of the Product, Other Products, Combination Products, and Authorized or Owned Generic Products, in each case, as applicable.

5.15.2 Upon Seller’s request, Buyer shall, and shall cause each of its Affiliates, licensees and sublicensees to permit an independent accounting firm of national standing appointed by Seller and reasonably acceptable to Buyer (or the applicable other party), to inspect and audit the applicable books and records of account of Buyer and its Affiliates, licensees and sublicensees that relate directly to (a) gross sales and Net Sales of Products or Other Products and (b) the Milestone Information, solely in order to confirm the accuracy and completeness of the Net Sales Reports and all payments based on Net Sales under this Agreement. Seller shall not be entitled hereunder to (x) cause the inspection and audit of such books and records relating to a particular time period more than once per Calendar Year, or (y) exercise its inspection and audit rights under this Section 5.15.2 more than once per Calendar Year; provided, however, that if any audit conducted pursuant to this Section 5.15.2 reveals an under payment of [***] percent or more in any Net Sales Report or in any payment based on Net Sales under this Agreement, then Seller shall be entitled, for a period of [***] following its receipt of notice of such material deviation, to initiate another audit pursuant to this Section 5.15.2 for the applicable time period in order to determine whether the applicable material deviation has been cured.  All information disclosed pursuant to this Section 5.14.3 shall be subject to the confidentiality and non-use provisions set forth in Section 5.4.

            5.15.3 Seller shall bear all out-of-pocket costs and expenses incurred in connection with any inspection or audit performed pursuant to Section 5.15.2; provided, however, that if any such inspection or audit correctly identifies any underpayments by Buyer hereunder or under the License Agreement in excess of the greater of [***] percent of the amounts actually payable for the period audited, and [***], then, in addition to paying the full amount of such underpayment, plus accrued interest at a rate equal to [***], as of the date such payment is due, as listed in The Wall Street Journal, Eastern edition, or the maximum rate permitted under applicable Law, whichever is less, and Buyer shall reimburse Seller for all reasonable out-of-pocket costs and expenses incurred by Seller in connection with such inspection or audit.

5.16 Covenant Not to Sue.   Seller shall not, and Seller shall cause its Affiliates not to, sue, bring claims or initiate other Litigation against Buyer or any of its Affiliates and their respective Representatives and sublicensees based on, or in connection with, the potential infringement or misappropriation of any Intellectual Property Rights owned or Controlled by Seller or any of its Affiliates, in connection with Buyer’s (i) conduct of the Product Business (as conducted or contemplated by Seller as of the Closing Date), or (ii) developing or commercializing of the 2.5 mg Dosage Strength or [***] Product in or for the Buyer Territory in the form conducted, or transferred to Buyer, by Seller as of the Closing Date, or (iii) Manufacturing anywhere in the world (a) the Product in connection with developing or commercializing the Product in or for the Buyer Territory (subject to the applicable terms of the Supply Agreement) or (b) the 2.5 mg Dosage Strength or the [***] Product (in the form conducted, or transferred to Buyer, by Seller as of the Closing Date) in connection with developing or commercializing such product in or for the Buyer Territory.  Seller further agrees to use commercially reasonable efforts to achieve the same result with respect to any of its or its Affiliates' licensees or sublicensees of such Intellectual Property Rights in the applicable territory.

5.17 Exclusivity.  Subject to the terms, conditions and rights set forth in the License Agreement, Seller covenants and agrees that it shall not, and it shall cause its Affiliates not to, and shall use commercially reasonable efforts to cause its licensees not to, promote, market, offer for sale or sell any prescription product containing asenapine in the Buyer Territory, and it shall not and shall cause its Affiliates not to permit or enable any third party to do so (provided that the foregoing covenant shall not apply to Seller’s supply of Supplied Product (as defined in the Supply Agreement) to Buyer under the Supply Agreement or Seller’s supply of product under the Clinical Supply Agreement).

5.18 Insurance.  On or prior to the Closing Date, Buyer shall deliver to Seller an insurer or insurer’s agent’s signed Certificate of Insurance in customary form, evidencing that Buyer has obtained the insurance policies, with the insurers, coverages and limits of insurance, as are specified in the License Agreement, and that such policies are in full force and effect.

5.19 Exchange Act Filings. Upon reasonable request of either Party made within [***] days following the Closing Date, the other Party shall, and shall use commercially reasonable efforts to cause its Affiliates and Representatives to, provide any information reasonably required by the requesting Party to comply with its obligations under Regulation S-X and Form 8-K of the Exchange Act, including information reasonably necessary to prepare any applicable pro forma financial information required to be filed by the requesting Party with the Securities and Exchange Commission.  The requesting Party shall promptly reimburse the other Party for all out of pocket costs and expenses reasonably incurred by the other Party, its Affiliates or its or their Representatives in connection with this Section.

5.20 Assignment of Certain Intellectual Property.  As soon as is practicable after the Closing Date, Seller shall transfer and assign to Buyer the Patent Rights that are listed on Schedule 1.1.83 hereto pursuant to a Patent Assignment Agreement in a standard form to be mutually agreed.

                ARTICLE 6

CONDITIONS PRECEDENT

6.1 Conditions to Obligations of Buyer and Seller.  The obligations of Buyer and Seller to complete the transactions contemplated by this Agreement are subject to the satisfaction at or prior to the Closing of the following conditions:

6.1.1 No Adverse Law; No Injunction.  No Law shall have been enacted, entered, promulgated or enforced by any Governmental Authority that prohibits the consummation of all or any part of the transactions contemplated by this Agreement or the Ancillary Agreements, and no order by any Governmental Authority restraining, enjoining or otherwise preventing the consummation of the transactions contemplated hereby shall be in effect; and

6.1.2 Governmental Approvals.  All required consents of, notifications to and filings with any Governmental Authority shall have been made and any waiting periods or required approvals applicable to the transactions contemplated hereby pursuant to any applicable Law shall have expired or been terminated or been granted, including any applicable waiting period or approvals under the HSR Act.

6.1.3 Litigation. There shall not be any Litigation pending, or threatened in writing, in which a Governmental Authority is or has threatened in writing to become a party and neither Buyer nor Seller shall have received any written communication from any Governmental Authority in which such Governmental Authority indicates that it intends to commence any Litigation or take any other action (a) challenging or seeking to restrain or prohibit any of the Transactions, or (b) that will have, or would be reasonably likely to  have, the effect of preventing, delaying or making illegal any of the Transactions.

6.2 Conditions to Obligations of Buyer.  The obligation of Buyer to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Buyer at or prior to the Closing of the following additional conditions:

6.2.1 Representations and Warranties.  The representations and warranties of Seller contained in Section 3.1 shall be true and correct in all respects (disregarding all materiality qualifiers such as “material,” “in all material respects” or “Material Adverse Effect”) at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;

6.2.2 Covenants.  Seller shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date;

6.2.3 No Material Adverse Effect.  Since the Execution Date, no Material Adverse Effect shall have occurred; and

6.2.4 Closing Deliveries.  Seller shall have delivered to Buyer each of the items listed in Section 2.4.2(a).

6.3 Conditions to Obligations of Seller.  The obligation of Seller to complete the transactions contemplated by this Agreement is subject to the satisfaction or waiver by Seller at or prior to the Closing of the following additional conditions:

6.3.1 Representations and Warranties.  The representations and warranties of Buyer contained in Section 3.2 shall be true and correct in all respects (disregarding all “material”, “in all material respects” and “Buyer Material Adverse Effect” qualifiers) at and as of the Closing Date as if made at and as of such date (except that those representations and warranties that address matters only as of a particular date need only be true and correct as of such date), except for breaches of such representations and warranties that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect;

6.3.2 Covenants.  Buyer shall have performed and complied in all material respects with all covenants, agreements and obligations required to be performed or complied with on or prior to the Closing Date; and

6.3.3 Closing Deliveries.  Buyer shall have delivered to Seller each of the items listed in Section 2.4.2(b).

6.4 Frustration of Closing Conditions.  With respect to the condition to Buyer’s and Seller’s respective obligations to consummate the transactions contemplated by this Agreement as provided hereunder and each Party’s right to terminate this Agreement as provided in Section 8.1, neither Buyer nor Seller may rely on the failure of any condition set forth in this Article 6 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use its reasonable best efforts to cause the condition to be satisfied to the extent required by Section 4.3.

                   ARTICLE 7

INDEMNIFICATION

7.1 Indemnification.

7.1.1 Indemnification by Seller.  Following the Closing, but subject to the provisions of this Article 7, Seller shall indemnify, defend and hold harmless Buyer and its Affiliates, and their respective officers, directors, employees and agents (collectively, “Buyer Indemnitees”) from and against, and shall compensate and reimburse each of the Buyer Indemnitees for, any and all Losses suffered or incurred by any Buyer Indemnitee or to which any Buyer Indemnitee may otherwise become subject arising out of or related to:

(a) any inaccuracy in or breach by Seller of any of the representations or warranties made by Seller: (i) in this Agreement or (ii) in any certificate delivered on behalf of Seller pursuant to Section 2.4.2(a)(ii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects”, and “Material Adverse Effect” qualification limiting the scope of such representation or warranty, but solely for purposes of determining the amount of Losses and not for purposes of determining whether a breach has occurred);

(b) any failure of Seller to perform or any breach by Seller of any of its covenants, agreements or obligations contained in this Agreement;

(c) any Excluded Liability;

(d) any failure of Seller to comply with any applicable bulk sales statute in connection with the transactions contemplated hereby; or

(e) any failure of Seller to pay transfer taxes or Apportioned Obligations allocated to Seller under Section 5.13.1; provided, however neither Seller nor any of its Affiliates shall have any indemnification obligation hereunder with respect to any Losses that arise solely out of, or relate solely to, the decision of the Office of the Inspector General of the U.S. Department of Health & Human Services ("OIG") to impose all or part of the obligations of Buyer's existing Corporate Integrity Agreement with the OIG or any new corporate integrity agreement to Buyer or its Affiliates following consummation of the transactions contemplated by this Agreement; provided that the foregoing exclusion shall not apply to any Losses as a result of the activities of any Seller Indemnitee prior to the consummation of the transactions hereunder.

7.1.2 Indemnification by Buyer.  Following the Closing, but subject to the provisions of this Article 7, Buyer shall indemnify and hold harmless Seller and its Affiliates, and their respective officers, directors, employees and agents (collectively, “Seller Indemnitees”) from and against and shall compensate and reimburse each of the Seller Indemnitees for, any and all Losses suffered or incurred by any Seller Indemnitee or to which any Seller Indemnitee may otherwise become subject arising out of or related to:

(a) any inaccuracy in or breach by Buyer of any of the representations or warranties made by Buyer: (i) in this Agreement or (ii) in any certificate delivered on behalf of Buyer pursuant to Section 2.4.2(b)(ii) (in each case of the foregoing clauses (i) and (ii), without giving effect to any “material”, “in all material respects” or “Buyer Material Adverse Effect” qualification limiting the scope of such representation or warranty, but solely for purposes of determining the amount of Losses and not for purposes of determining whether a breach or inaccuracy has occurred);

(b) any failure of Buyer to perform or any breach by Buyer of any of its covenants, agreements or obligations contained in this Agreement;

(c) except to the extent the Loss is indemnifiable by Seller under any Ancillary Agreement, any Assumed Liability;

(d) except to the extent the Loss is indemnifiable by Seller under Section 7.1.1(a) or any Ancillary Agreement, any Product, 2.5 mg Dosage Strength or Other Product sold by or on behalf of Buyer or any of its Affiliates on or after the Closing Date; or

(e) any failure of Buyer to pay Apportioned Obligations allocated to Buyer under Section 5.13.1.

7.2 Claim Procedure.

7.2.1 Indemnification Claim Procedure.  Except as provided in Section 7.2.2 with respect to Third Party claims, in the event of a claim made by a Buyer Indemnitee or a Seller Indemnitee (the “Indemnified Party”), the Indemnified Party shall give reasonably prompt written notice to the other Party (the “Indemnifying Party”), which notice (an “Indemnification Certificate”) shall: (a) state that the Indemnified Party has paid or properly accrued or in good faith anticipates that it will have to pay or accrue Losses that are subject to indemnification by the Indemnifying Party pursuant to Section 7.1.1 or Section 7.1.2, as applicable, and (b) specify in reasonable detail the facts and circumstances supporting the Indemnified Party’s claim for indemnification (to the extent known) and contain a non-binding preliminary, good faith estimate of the amount to which the Indemnified Party claims to be entitled (to the extent known); provided, however, that the failure to give reasonably prompt notice shall not relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.  In the event that the Indemnifying Party agrees to or is determined to have an obligation to indemnify or reimburse the Indemnified Party for Losses as provided in this Article 7, the Indemnifying Party shall, subject to the provisions of Section 7.2.2, promptly (but in any event, within [***] days of receipt of the Indemnification certificate) pay such amount to the Indemnified Party by wire transfer of immediately available funds to the account specified in writing by the Indemnified Party.  If the Indemnifying Party objects to all or a portion of the Indemnified Party’s claim made in the Indemnification Certificate, the Indemnifying Party will notify the Indemnified Party of such objection by delivering a written statement (the “Objection Notice”) to the Indemnifying Party within [***] days following receipt of the Indemnification Certificate (the “Response Period”).  The Objection Notice shall indicate whether the Indemnifying Party objects to all or only a portion of the claim specified in the Indemnification Certificate and shall specify in reasonable detail the facts and circumstances supporting the Indemnifying Party’s basis and reasons for such objection. An Indemnifying Party’s failure to deliver an Objection Notice in accordance with the provisions of this Section 7.2.1 within the Response Period to any claim set forth in an Indemnification Certificate shall be deemed to be the Indemnifying Party’s acceptance of, and waiver of any objections to, such claim and the Indemnifying Party shall be deemed to have agreed that an amount equal to the full claimed amount specified in the Indemnification Certificate is owed to the Indemnified Party.  If the Indemnifying Party in its Objection Notice objects only to a portion of the claim set forth in the Indemnification Certificate (the amount of Losses claimed in the Indemnification Certificate to which the Indemnifying Party does not object shall be referred to herein as the “Agreed Amount”), then such Indemnifying Party shall, within [***] Business Days following the delivery of such Objection Notice pay the Agreed Amount to the Indemnified Party.  If an Indemnifying Party shall provide Objection Notice in accordance with the provisions of this Section 7.2.1, the Indemnifying Party and the Indemnified Party shall attempt in good faith for a period of [***] days following the Indemnified Party’s receipt of the Objection Notice to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after such [***]-day period of good faith negotiation, either the Indemnifying Party or the Indemnified Party may initiate Litigation for purposes of having the matter settled in accordance with the terms of this Agreement.

7.2.2 Third Party Claim Procedure.  In the event an Indemnified Party becomes aware of a claim made by a Third Party (including any action or proceeding commenced or threatened to be commenced by any Third Party) that such Indemnified Party in good faith believes may result in an indemnification claim pursuant to Section 7.1, such Indemnified Party shall promptly (and in any event within [***] Business Days after receiving written notice of such claim) notify the Indemnifying Party in writing of such claim (such notice, the “Claim Notice”).  The Claim Notice shall be accompanied by reasonable supporting documentation submitted by the Third Party making such claim and shall describe in reasonable detail (to the extent known by the Indemnified Party) the facts constituting the basis for such claim and the amount of the claimed damages; provided, however, that no delay or failure on the part the Indemnified Party in delivering a Claim Notice shall relieve the applicable Indemnifying Party of its indemnification obligations under this Agreement except to the extent that the Indemnifying Party is materially prejudiced by any delay in receiving such notice.  Within [***] days after receipt of any Claim Notice, the Indemnifying Party may, upon written notice thereof to the Indemnified Party, assume control of the defense of the claim referred to therein at the Indemnifying Party’s sole cost and expense (which shall be subject to Section 7.3) with counsel reasonably satisfactory to the Indemnified Party.  If the Indemnifying Party does not so assume control of the defense of such claim, the Indemnified Party shall control the defense of such claim.  The party not controlling the defense of such claim (the “Non-Controlling Party”) may participate therein at its own expense; provided, however, that if the Indemnifying Party assumes control of the defense of such claim and the Indemnifying Party and the Indemnified Party have materially conflicting interests or different defenses available with respect to such claim that cause the Indemnified Party to hire its own separate counsel with respect to such proceeding, the reasonable fees and expenses of a single counsel to the Indemnified Party shall be considered “Losses” for purposes of this Agreement.  The party controlling the defense of such claim (the “Controlling Party”) shall keep the Non-Controlling Party advised of the status of such claim and the defense thereof and shall consider in good faith recommendations made by the Non-Controlling Party with respect thereto.  The Non-Controlling Party shall furnish the Controlling Party with such information as it may have with respect to such claim (including copies of any summons, complaint or other pleading that may have been served on such party and any written claim, demand, invoice, billing or other document evidencing or asserting the same) and shall otherwise cooperate with and assist the Controlling Party in the defense of such claim.  Neither the Indemnified Party nor the Indemnifying Party shall agree to any settlement of, or the entry of any judgment arising from, any such claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that the consent of the Indemnified Party shall not be required with respect to any such settlement or judgment if the Indemnifying Party agrees in writing to pay or cause to be paid any amounts payable pursuant to such settlement or judgment and such settlement or judgment includes no admission of liability by or other obligation on the part of the Indemnified Party and includes a complete release of the Indemnified Party from further Liability.

7.3 Limitations on Indemnification.  For the avoidance of doubt, each of the provisions in this Section 7.2.2 is subject to the last sentence of Section 7.5.

7.3.1 The provisions for indemnity under Section 7.1.1(a) or Section 7.1.2(a) shall be effective only (a) for any individual claim where the Loss exceeds $[***]  and (b) when the aggregate amount of all Losses for claims in excess of $[***] for which indemnification is sought from any Indemnifying Party exceeds $[***], in which case the Indemnified Party shall be entitled to indemnification of the Indemnified Party’s Losses in excess of $$[***]; provided, however, that the foregoing limitation shall not be applicable for breaches of any Fundamental Rep or in the case of claims based on fraud, intentional breach or willful breach.

7.3.2 In no event shall any Indemnifying Party have liability for indemnification under Section 7.1.1(a) or Section 7.1.2(a), as applicable, for any amount exceeding, in the aggregate, (a) the sum of (i) $[***] and (ii) [***], with respect to any breach of any Specified Rep, and (b) the sum of (i) $[***] and (ii) [***], with respect any breach of any other representation or warranty; provided, however, that in no event shall Seller have liability for indemnification under Section 7.1.1(a) for any amount exceeding, in the aggregate, the sum of (x) $[***] and (y) [***]; and provided, further, that the foregoing limitations on indemnification described in this Section 7.3.2 shall not apply to breaches of any Fundamental Rep.

7.3.3 The Indemnified Party shall take all commercially reasonable steps to mitigate any Losses incurred by such party upon and after becoming aware of any event or condition that would reasonably be expected to give rise to any indemnification rights hereunder.  The amount of Losses recovered by an Indemnified Party under Section 7.1.1 or Section 7.1.2, as applicable, shall be reduced by [***]. If any amounts referenced in the preceding clauses (a) and (b) are received after payment by the Indemnifying Party of the full amount otherwise required to be paid to an Indemnified Party pursuant to this Article 7, the Indemnified Party shall repay to the Indemnifying Party, promptly after such receipt, any amount that the Indemnifying Party would not have had to pay pursuant to this Article 7 had such amounts been received prior to such payment.

7.3.4 If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 7.1.1 or Section 7.1.2 and the Indemnified Party could have recovered all or a part of such Losses from a Third Party based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall assign such of its rights to proceed against such Third Party as are necessary to permit the Indemnifying Party to recover from the Third Party the amount of such payment.

7.3.5 The representations and warranties of Seller and Buyer contained in this Agreement shall survive the Closing and continue in full force and effect thereafter through and including the date that is [***] following the Closing Date; provided, that (a) the Fundamental Reps shall remain in full force and effect and shall survive indefinitely or, if applicable (and in the case of Section3.1.10 (Taxes)), until [***]; and (b) the Specified Reps shall remain in full force and effect and shall survive through and including the [***], and provided further, that if a Claim Notice or Indemnification Certificate relating to the breach of any representation or warranty is given to the Indemnifying Party on or prior to the date on which the applicable survival period described in this Section 7.3.4 expires, then, notwithstanding anything to the contrary contained in this Section 7.3.4, such Claim Notice or Indemnification Certificate, as applicable, shall not expire at the applicable expiration date, but rather shall remain in full force and effect until such time as the Claim Notice or the Indemnification Certificate has been fully and finally resolved.

7.3.6 TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW AND EXCEPT AS A RESULT OF THIRD PARTY INDEMNIFICATION CLAIMS OR FRAUD, INTENTIONAL MISREPRESENTATION OR WILLFUL MISCONDUCT, NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER, OR THEIR AFFILIATES, FOR ANY CLAIMS, DEMANDS OR SUITS FOR CONSEQUENTIAL, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE, INDIRECT OR MULTIPLE DAMAGES, INCLUDING LOSS OF PROFITS, REVENUE OR INCOME, DIMINUTION IN VALUE OR LOSS OF BUSINESS OPPORTUNITY (WHETHER  OR NOT FORESEEABLE AT THE EXECUTION DATE) CONNECTED WITH OR RESULTING FROM ANY BREACH AFTER THE CLOSING DATE, OR ANY ACTIONS UNDERTAKEN IN CONNECTION WITH, OR RELATED HERETO, INCLUDING ANY SUCH DAMAGES THAT ARE BASED UPON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE AND MISREPRESENTATION), BREACH OF WARRANTY, STRICT LIABILITY, STATUTE, OPERATION OF LAW OR ANY OTHER THEORY OF RECOVERY.

7.4 Tax Treatment of Indemnification Payments.  All payments made pursuant to this Article 7 shall be treated as adjustments to the Purchase Price for all Tax purposes, unless otherwise required by applicable Law.

7.5 Exclusive Remedy.  Except as expressly provided otherwise in this Agreement or any Ancillary Agreement and subject to Section 9.9, each Party acknowledges and agrees that, following the Closing, the remedies provided for in this Article 7 shall be the sole and exclusive remedies for claims and damages available to the Parties and their respective Affiliates arising out of or relating to this Agreement and the transactions contemplated hereby.  Nothing herein shall limit the Liability of either Party for common law fraud, intentional misrepresentation or willful misconduct.

7.6 Setoff Rights.  Neither Party shall have any right of setoff of any amounts due and payable, or any Liabilities arising, under  against any amounts due and payable under this Agreement against any other amounts due and payable under this Agreement or any amounts due and payable, or any Liabilities arising, under any Ancillary Agreement; provided, however, that Buyer may set-off against and deduct from any amounts due and payable to Seller pursuant to Section 2.3.2 any amounts due and payable by Seller pursuant to Section 7.1.1.  Except as expressly set forth in this Section 7.6, the payment obligations under each of this Agreement and the Ancillary Agreements remain independent obligations of each Party, irrespective of any amounts owed to any other Party under this Agreement or the respective Ancillary Agreements.

                  ARTICLE 8

TERMINATION

8.1 Termination.  Prior to the Closing, this Agreement shall terminate on the earliest to occur of any of the following events:

8.1.1 the mutual written agreement of Buyer and Seller;

8.1.2 by written notice delivered by either Buyer or Seller to the other, if the Closing shall not have occurred on or prior to [***] (the “End Date”) (other than due to a breach of any representation or warranty hereunder of the Party seeking to terminate this Agreement or as a result of the failure on the part of such Party to comply with or perform any of its covenants, agreements or obligations under this Agreement); provided, however, that the End Date may be extended by either party if the only condition to closing that has not been satisfied is Buyer’s obligation under Section 6.1.2.

8.1.3 by written notice delivered by Buyer to Seller, if (a) there has been a misrepresentation or breach by Seller of a representation or warranty of Seller contained in this Agreement or (b) there shall be a material breach by Seller of any covenant, agreement or obligation of Seller in this Agreement, and such failure or breach described in clause (a) or (b) would result in the failure of a condition set forth in Section 6.2.1 or Section 6.2.2 that has not been waived by Buyer, or in the case of a breach of any covenant or agreement, is not cured upon the earlier to occur of (i) the [***] day after written notice thereof is given by Buyer to Seller and (ii) the day that is [***] Business Days prior to the End Date; provided, that Buyer may not terminate this Agreement pursuant to this Section 8.1.3 if Buyer is in material breach of its agreements or covenants contained in this Agreement; or

8.1.4 by written notice delivered by Seller to Buyer, if (a) there has been a material misrepresentation or material breach by Buyer of a representation or warranty of Buyer contained in this Agreement or (b) there shall be a material breach by Buyer of any covenant, agreement or obligation of Buyer in this Agreement, and such failure or breach described in clause (a) or clause (b) would result in the failure of a condition set forth in Section 6.3.1 or Section 6.3.2 and has not been waived by Seller, or in the case of a breach of any covenant or agreement, is not cured upon the earlier to occur of (i) the [***] day after written notice thereof is given by Seller to Buyer and (ii) the day that is [***] Business Days prior to the End Date; provided, that Seller may not terminate this Agreement pursuant to this Section 8.1.4 if Seller is in material breach of its agreements or covenants contained in this Agreement.

8.2 Procedure and Effect of Termination.

8.2.1 Notice of Termination.  Termination of this Agreement by either Buyer or Seller shall be by delivery of a written notice to the other.  Such notice shall state the termination provision in this Agreement that such terminating Party is claiming provides a basis for termination of this Agreement.  Termination of this Agreement pursuant to the provisions of Section 8.1 shall be effective upon and as of the date of delivery of such written notice as determined pursuant to Section 9.2.

8.2.2 Effect of Termination.  In the event of the termination of this Agreement pursuant to Section 8.1 by Buyer or Seller, this Agreement shall be terminated and have no further effect, and there shall be no liability hereunder on the part of Seller, Buyer or any of their respective Affiliates, except that Sections 5.2.2 (Publicity), 5.4 (Confidentiality), 8.2.2 (Effect of Termination), 8.2.3 (Withdrawal of Certain Filings) and Article 9 (Miscellaneous) shall survive any termination of this Agreement.  For clarity, in the event of termination of this Agreement pursuant to Section 8.1, the Parties shall not enter into any of the Ancillary Agreements or have any obligations thereunder.  Nothing in this Section 8.2.2 shall relieve any Party to this Agreement of liability for fraud, willful misconduct, intentional misrepresentation or any breach of this Agreement prior to the termination hereof.

8.2.3 Withdrawal of Certain Filings.  As soon as practicable following a termination of this Agreement for any reason, but in no event less than [***] days after such termination, Buyer or Seller shall, to the extent practicable, withdraw all filings, applications and other submissions relating to the transactions contemplated by this Agreement filed or submitted by or on behalf of such Party, any Governmental Authority or other Person.

                  ARTICLE 9

MISCELLANEOUS

9.1 Governing Law, Jurisdiction, Venue and Service.

9.1.1 Governing Law.  This Agreement shall be governed by and construed in accordance with the Laws of the State of New York, excluding any conflicts or choice of Law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive Law of another jurisdiction.

9.1.2 Jurisdiction.  Subject to Section 9.9 and Section 9.10, the Parties hereby irrevocably and unconditionally consent to the exclusive jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York for any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement, and agree not to commence any action, suit or proceeding (other than appeals therefrom) related thereto except in such courts.  The Parties irrevocably and unconditionally waive their right to a jury trial.

9.1.3 Venue.  Subject to Section 9.10, the Parties further hereby irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding (other than appeals therefrom) arising out of or relating to this Agreement in the courts of the State of New York or in the United States District Court for the Southern District of New York, and hereby further irrevocably and unconditionally waive and agree not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

9.1.4 Service.  Each Party further agrees that service of any process, summons, notice or document by registered mail to its address set forth in Section 9.2.2 shall be effective service of process for any action, suit or proceeding brought against it under this Agreement in any such court.

9.2 Notices.

    9.2.1 Notice Requirements.  Any notice, request, demand, waiver, consent, approval or other communication permitted or required under this Agreement (each, a “Notice”) shall be in writing, shall refer specifically to this Agreement and shall be deemed given only if delivered by hand or sent by facsimile transmission (with transmission confirmed) or by overnight registered mail, courier or express delivery service that maintains records of delivery, addressed to the Parties at their respective addresses specified in Section 9.2.2 or to such other address as the Party to whom notice is to be given may have provided to the other Party at least 10 days’ prior to such address taking effect in accordance with this Section 9.2.  Such Notice shall be deemed to have been received: (a) as of the date delivered by hand or by overnight registered mail, courier or express delivery service; or (b) on the day sent by facsimile provided that the sender had received confirmation of transmission (by facsimile receipt confirmation or confirmation by telephone or email) prior to 6:00 p.m. Eastern Time on such day (and if is received confirmation is received after 6:00 p.m. Eastern Time, such Notice shall be deemed to have been delivered on the following Business Day).  Any Notice delivered by facsimile shall be confirmed by a hard copy delivered promptly thereafter.

            9.2.2 Address for Notice.

If to Seller, to:

Merck Sharp & Dohme BV
Waarderweg 39
2031 BN
Haarlem
Netherlands
Attention: Managing Director
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme Corp.
One Merck Drive
Whitehouse Station, NJ 08889
United States of America
Facsimile:  [***]
Attention:  Office of Secretary

and to:

Covington & Burling LLP
1201 Pennsylvania Avenue, N.W.
Washington, DC  20004
Facsimile:  (202) 662-6291
Attention:  John Hurvitz
Michael J. Riella

If to Buyer, to:

Forest Laboratories Holdings Limited
Cumberland House
9th Floor
1 Victoria Street
Hamilton HM 11, Bermuda
Attention: Chief Legal Officer
Facsimile: [***]

with a copy (which shall not constitute notice) to:

Dentons US LLP
101 JFK Parkway, Suite 400
Short Hills, New Jersey 07078
Attention: John L. Cleary, II
Facsimile: (973) 912-7199

9.3 No Benefit to Third Parties.  The covenants and agreements set forth in this Agreement are for the sole benefit of the Parties and their successors and permitted assigns, and, except for the rights of Buyer Indemnitees and Seller Indemnitees under Article 8, they shall not be construed as conferring any rights on any other Persons.

9.4 Waiver and Non-Exclusion of Remedies.  Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition.  The waiver by any Party of any right hereunder or of the failure to perform or of a breach by the other Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.  The rights and remedies provided herein are cumulative and do not exclude any other right or remedy provided by applicable Law or otherwise available except as expressly set forth herein.

9.5 Expenses.  Except as otherwise specified herein, and whether or not the Closing takes place, each Party shall bear any costs and expenses incurred by it with respect to the transactions contemplated herein.

9.6 Assignment.  Neither this Agreement nor either Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by either Party without the prior written consent of the other Party shall be void and of no effect; provided, however, that either Party may assign or delegate any or all of its rights or obligations hereunder (a) to an Affiliate or (b) in connection with a merger, consolidation or similar change of control transaction of such Party or any divestiture due to considerations under Section 4.4 hereto, without the prior written consent of the other Party.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and permitted assigns.

9.7 Amendment.  This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by both Parties.

9.8 Severability.  If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and reasonably acceptable to the Parties.

9.9 Equitable Relief.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.  Each Party hereby waives (a) any requirement that the other Party post a bond or other security as a condition for obtaining any such relief, and (b) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate.

9.10 Dispute Resolution.

9.10.1 Negotiation; Mediation.  Except as otherwise expressly provided herein or in any Ancillary Agreement, Buyer and Seller shall attempt to resolve any Dispute through good faith negotiations between senior executives of the Parties (or their delegates) with the authority to settle such Dispute. If such Dispute cannot be resolved through negotiations between such senior executives within [***] days thereafter or within such other time period as the Parties may agree.  Any such mediation shall be conducted in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”) as such procedures are in effect on the date of such mediation.  If neither Party issues a notice of mediation within such [***]-day (or other agreed upon period), or if the Parties fail to settle such Dispute within [***] days following the notice of mediation, then, with respect to any Dispute other than an Excluded Dispute (as to which, notwithstanding anything to the contrary contained herein, a Party is not limited to any particular forum for resolution of such Dispute, subject to the venue provisions of Section 9.1.3), either Party shall have the right to submit such Dispute to resolution by final and binding arbitration pursuant to Section 9.10.2.  For the avoidance of doubt, except as otherwise expressly provided herein or in any Ancillary Agreement, no Party may seek a binding determination of a Dispute, except through arbitration as provided for in this Section 9.10.

9.10.2 Arbitration. The following provisions shall apply to arbitration proceedings commenced pursuant to this Section 9.10.2:

(a) The place of arbitration will be New York, New York.  The arbitration will be conducted in the English language.

(b) The arbitral proceedings shall be carried out in accordance with the AAA Commercial Arbitration Rules and Supplementary Procedures for Large Complex Disputes then in effect, except as expressly modified by this Section 9.10.2.  The arbitral tribunal shall be composed of three arbitrators experienced in the pharmaceutical industry, selected as follows: (i) each Party shall simultaneously nominate one arbitrator within [***] days after the date on which the respondent(s)’ answer is filed and (ii) the two initial arbitrators will endeavor, within the following [***] days to agree upon the third arbitrator, who shall be the chairman of the arbitral tribunal.  If any arbitrator is not nominated pursuant to the foregoing sentence, the AAA shall appoint such arbitrator.

(c) The Parties shall submit true copies of all documents considered relevant with their respective statement of claim or defense and any counterclaim or reply.  Further, the arbitral tribunal, at its own initiative or upon the request of either Party, may decide to require the submission of additional specific documents or specific, narrow and well-defined classes of documents that the arbitral tribunal considers relevant to the case and material to the outcome of an issue in the applicable Dispute.  The arbitral panel shall limit document production to what is essential in order to resolve the applicable Dispute.  Further, the arbitral tribunal is authorized to make pre- or post-award interest at applicable statutory interest rates during the relevant period.

(d) The written award of the arbitral tribunal shall be final and binding.  Except to the extent set forth in the following sentence, each Party hereby waives irrevocably any right to appeal such arbitration award and its rights to any form of review or recourse to any court or other judicial authority, in each case, to the extent such rights may be waived.  Notwithstanding anything to the contrary herein, each party retains the right to seek judicial assistance (i) to compel arbitration; (ii) to obtain interim measures of protection pending or during arbitration, including injunctive relief and declarations of specific performance; and (iii) to enforce any decision of the arbitral tribunal, including the final award.  Judgment upon the award rendered by the arbitral tribunal may be entered by any court having jurisdiction thereof.

(e) All arbitration fees and costs shall be borne equally by the Parties.  Each Party shall bear its own costs of legal representation and, subject to the immediately preceding sentence, witnesses expenses.

(f) Each applicable Dispute shall be resolved as quickly as reasonably possible.  Any arbitration award must be issued within [***] from completion of the hearing, or as soon as possible thereafter.

9.10.3 Each applicable Dispute and any negotiations, mediation and arbitration proceedings, including final decisions and awards, between the parties thereto regarding such Dispute shall be confidential and shall be subject to Section 5.4.

9.11 Use of Affiliates.  Seller shall have the right to exercise its rights and perform its obligations under this Agreement either itself or through any of its Affiliates. In addition, in each case where an Affiliate of Seller has an obligation pursuant to this Agreement or performs an obligation pursuant to this Agreement, Seller shall cause and compel such Affiliate to perform such obligation and comply with the terms of this Agreement.

9.12 English Language.  This Agreement shall be written and executed in, and all other communications under or in connection with this Agreement shall be in, the English language.  Any translation into any other language shall not be an official version thereof, and in the event of any conflict in interpretation between the English version and such translation, the English version shall control.

9.13 Bulk Sales Statutes.  Buyer hereby waives compliance by Seller with any applicable bulk sales statutes in any jurisdiction in connection with the transactions under this Agreement.

9.14 Counterparts.  This Agreement may be executed in any number of counterparts, and each such counterpart hereof shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed original counterpart of this Agreement.

9.15 Entire Agreement.  This Agreement, together with the Schedules and Exhibits expressly contemplated hereby and attached hereto, the Disclosure Schedules, the Ancillary Agreements, the Confidentiality Agreement and the other agreements, certificates and documents delivered in connection herewith or therewith or otherwise in connection with the transactions contemplated hereby and thereby, contain the entire agreement between the Parties with respect to the transactions contemplated hereby or thereby and supersede all prior agreements, understandings, promises and representations, whether written or oral, between the Parties with respect to the subject matter hereof and thereof.  In the event of any inconsistency between any such Schedules and Exhibits and this Agreement, the terms of this Agreement shall govern.

[Signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

Merck Sharp & Dohme BV

By:/s/ A.M. van der Vat
Name:  A.M. van der Vat

Title:  Managing Director

Forest Laboratories Holdings Limited

By:/s/ David F. Solomon
Name:  David F. Solomon
Title:  Assistant Secretary

AMENDMENT NO 1. TO ASSET PURCHASE AGREEMENT
This Amendment No. 1 to Asset Purchase Agreement (this “Amendment”), dated as of January 9, 2014, is entered into by and between Merck Sharp & Dohme BV, a limited liability company (a Besloten Vennootschap) organized and existing under the Laws of the Netherlands (“Seller”), and Forest Laboratories Holdings Limited, an Irish corporation (“Buyer”) and amends that certain Asset Purchase Agreement (the “APA”), dated as of November 29, 2013, by and between Buyer and Seller. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the APA.

WHEREAS, Buyer and Seller are parties to the APA and desire to make certain amendments to the APA as set forth herein in advance of the Closing.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Amendment to Timing of Payment of Consideration.  The APA is hereby amended as follows:

(a)           By deleting Section 2.3.1 of the APA in its entirety and inserting in lieu thereof the following:

"2.3.1                 Purchase Price.  In consideration of the conveyances contemplated under Section 2.1, and the rights granted to Buyer under the License Agreement, Buyer shall pay to Seller (a) (i) on the Closing Date, $155,000,000 (the “Initial Closing Payment”) by wire transfer of immediately available funds to the account designated by Seller by notice to Buyer at least three Business Days prior to the Closing Date, and (ii) upon the later of (A) the Closing Date and (B) (1) in the event that Buyer does not dispute Seller’s Phase IV 2013 Funded Amount Documentation, within [***] following delivery by Seller to Buyer pursuant to Section 2.3.3 of the Phase IV 2013 Funded Amount Documentation, or (2) in the event that Buyer disputes Seller’s Phase IV 2013 Funded Amount Documentation, within [***] of the determination of the Accountants regarding the Phase IV 2013 Funded Amount Documentation pursuant to Section 2.3.3, the Phase IV 2013 Funded Amount (the “Additional Closing Payment” and, together with the Initial Closing Payment, the "Closing Payment"), in the case of each of the Initial Closing Payment and the Additional Closing Payment, by wire transfer of immediately available funds to the account designated by Seller by notice to Buyer at least three Business Days prior to the Closing Date, and (b) the Milestone Payment(s), as and to the extent provided in Section 2.3.2.  Notwithstanding the foregoing, in the event that Buyer disputes only a portion of Seller’s calculation of the Phase IV 2013 Funded Amount, Buyer shall pay Seller the undisputed portion of the Phase IV 2013 Funded Amount within the time period specified in (B)(1) above, with the balance due Seller by Buyer (or any overpayment refunded to Buyer by Seller, if applicable) within [***] of the determination of the Accountants regarding the Phase IV 2013 Funded Amount Documentation pursuant to Section 2.3.3."

(b)           By deleting Section 2.3.3 of the APA in its entirety and inserting in lieu thereof the following:

"2.3.3                 Phase IV Reimbursement Payment.  As soon as is practicable, Seller shall cause to be prepared and delivered to Buyer a statement setting forth the Phase IV 2013 Funded Amount, which statement shall be accompanied by reasonable documentation (as exemplified by Schedule 1.1.113) supporting Seller’s calculation of the Phase IV 2013 Funded Amount set forth therein (such statement and the calculations therein, the “Phase IV 2013 Funded Amount Documentation”). Buyer shall have the right to review and raise any objections in writing to the Phase IV 2013 Funded Amount Documentation within [***] after its receipt thereof.  If Buyer disagrees with respect to any item in the Phase IV 2013 Funded Amount Documentation, the Parties shall promptly negotiate in good faith to resolve the dispute (and, in such case, upon the request of Buyer, Seller shall promptly provide a reasonable level of documentation supporting the calculations included in the statement setting forth the Phase IV 2013 Funded Amount), and Buyer shall pay the Phase IV 2013 Funded Amount not in dispute pursuant to the last sentence of Section 2.3.1.  If the Parties are unable to resolve such dispute within [***] after the commencement of such good faith negotiations (or such longer period as Seller and Buyer may mutually agree in writing), then the Accountants shall be engaged at that time to review the Phase IV 2013 Funded Amount Documentation, and shall make a determination as to the resolution of the Phase IV 2013 Funded Amount Documentation.  The determination of the Accountants regarding the Phase IV 2013 Funded Amount Documentation shall be delivered as soon as practicable following engagement of the Accountants, but in no event more than [***] thereafter, and shall be final, conclusive and binding upon Seller and Buyer, and Seller shall revise the Phase IV 2013 Funded Amount Documentation in accordance with the determination of the Accountants.  Seller, on the one hand, and Buyer on the other hand, shall each pay one-half of the cost of the Accountants."

2.           Amendment to Certain Closing Deliverables.  The APA is hereby amended as follows:

(a)           By deleting the third WHEREAS clause in the RECITALS to the APA in its entirety and inserting in lieu thereof the following:

"WHEREAS, at the Closing, Seller and Buyer intend to enter into certain of the Ancillary Agreements as provided herein."

(b)           By deleting Section 1.1.34 of the APA in its entirety and inserting in lieu thereof the following:

"1.1.34                                "Clinical Supply Agreement" means the Clinical Supply Agreement in form and substance satisfactory to Seller and Buyer to be entered into by Seller and Buyer (or their respective Affiliates) in accordance with Section 5.21 and pursuant to which Seller (or its Affiliate) will supply Product to Buyer (or its Affiliate) for use in the Phase IV Commitments at a purchase price equal to [***]."

(c)           By deleting Section 1.1.141 of the APA in its entirety and inserting in lieu thereof the following:

“1.1.141                      “Seller FDA Letters” means letters to the FDA substantially in the form of Exhibit D, transferring the rights to the Purchased Regulatory Approvals to Buyer.

(d)           By replacing the fifth entry on Schedule 1.1.83 [***] with the following:

[***]	[***]	[***]	[***]	[***]	[***]
(e)           By adding a new entry on Schedule 1.1.83 just below the fifth entry [***] as follows:

[***]	[***]	[***]	[***]	[***]	[***]	[***]
(f)           By deleting Section 2.4.2(a) of the APA in its entirety and inserting in lieu thereof the following:

"(i)           each of the Ancillary Agreements (other than the Pharmacovigilence Agreement and the Clinical Supply Agreement) to which Seller is a party, validly executed by a duly authorized officer of Seller.  For the avoidance of doubt, the Pharmacovigilence Agreement shall be executed and delivered in accordance with Section 5.8 hereto, the Clinical Supply Agreement shall be executed and delivered in accordance with Section 5.21 hereto, and the Patent Assignment Agreement shall be executed and delivered in accordance with Section 5.20 hereto.

(ii)           a certificate, executed by an officer of Seller and dated the Closing Date, confirming on behalf of Seller that the conditions set forth in Sections 6.2.1 and 6.2.2 have been satisfied;

(iii)           the Purchased Assets; provided, that (A) with respect to tangible Purchased Assets, delivery shall, unless the Parties otherwise mutually agree, be in accordance with the Transition Services Agreement and to a place within the continental United States specified by Buyer by notice to Seller at a time prior to or after the Closing as the Parties mutually agree, and (B) Seller may retain one copy of the Product Records included within the Purchased Assets and the Purchased Contracts (and, for clarity, prior to delivering or making available any files, documents, instruments, papers, books and records containing Product Records to Buyer, Seller shall be entitled to redact from such files, documents, instruments, papers, books and records any information to the extent that it does not relate to the Product Business);

(iv)           [intentionally omitted]; and

(v)           a schedule setting forth in reasonable detail the Closing Inventory.”

(g)           By deleting Section 2.4.2(b) of the APA in its entirety and inserting in lieu thereof the following:

"(i)           each of the Ancillary Agreements (other than the Pharmacovigilence Agreement and the Clinical Supply Agreement) to which Buyer is a party, validly executed by a duly authorized officer of Buyer.  For the avoidance of doubt, the Pharmacovigilence Agreement shall be executed and delivered in accordance with Section 5.8 hereto and the Clinical Supply Agreement shall be executed and delivered in accordance with Section 5.21 hereto.

(ii)           a certificate, executed by an officer of Buyer and dated the Closing Date, confirming on behalf of Buyer that the conditions set forth in Sections 6.3.1 and 6.3.2 have been satisfied;

(iii)	[intentionally omitted]; and

(iv)
a guaranty, substantially in the form of Exhibit E, from the Buyer’s parent company for fulfillment of Buyer’s and its Affiliates’ financial obligations under this Agreement and the Ancillary Agreements to which Buyer's parent is not a party

(h)  By deleting Section 5.5 of the APA in its entirety and inserting in lieu thereof the following:

"5.5           FDA Letters.  (a) Seller shall file the Seller FDA Letter, with FDA no later than [***] and shall provide Buyer with notice of such filing at the time of filing.  (b)  Buyer shall file the Buyer FDA Letter within [***] of the date that Seller files the Seller FDA Letter; provided that Buyer's obligation shall be conditioned on it receiving from Seller not less than [***] prior to the date that Buyer shall file the Buyer FDA Letter with FDA the complete regulatory file from Seller for all the relevant INDs and NDAs."

(i)           By inserting a new Section 5.21 to the APA immediately following Section 5.20 of the APA which reads as follows:

"5.21         Clinical Supply Agreement. Within [***] after the Closing Date, the Parties shall negotiate and execute the Clinical Supply Agreement.  If necessary to perform under the Clinical Supply Agreement, each Party shall duly and punctually perform all of its obligations under the Clinical Supply Agreement and in compliance with applicable Law to the extent that such party has any obligation to perform under the Clinical Supply Agreement. "

3.           Miscellaneous.

(a)           Except as expressly set forth herein, the APA shall remain in full force and effect and all other terms and conditions of the original APA, as amended, remain unchanged.

(b)           THIS AMENDMENT AND THE APA AS AMENDED BY THIS AMENDMENT, TOGETHER WITH THE OTHER DOCUMENTS REFERRED TO HEREIN AND THEREIN, SETS FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF BUYER AND SELLER WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERCEDES ALL PRIOR DISCUSSIONS, AGREEMENTS AND WRITINGS IN RELATION THERETO.  ALL MATERIAL REPRESENTATIONS AND WARRANTIES ON WHICH THE PARTIES HAVE RELIED IN CONNECTION WITH THE NEGOTIATION OF THIS AMENDMENT, IF ANY, ARE STATED EXPRESSLY IN THIS AMENDMENT.

(c)           This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but both of which when taken together shall constitute one and the same instrument.

(signature page follows)

IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date first set forth above.

Merck Sharp & Dohme BV

By:/s/ M.L.P.J. Mol-Arts
Name:  ML.P.J. Mol-Arts

Title:  General Manager, MSD Oss

Forest Laboratories Holdings Limited

By:/s/ Francis I. Perier, Jr.
Name:  Francis I. Perier, Jr.
Title:  Secretary